SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.______)

        Filed by the registrant   [X]

        Filed by a party other than the registrant   [   ]

        Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Section 240.14a-12

TENNANT COMPANY
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:30 a.m. Central Daylight Time, on Thursday, May 3, 2007
Place:	Golden Valley Country Club 7001 Golden Valley Road Golden Valley, Minnesota
Items of Business:	(1) To elect four directors to a three-year term;
(2) To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company;
(3) To approve the 2007 Stock Incentive Plan; and
(4) To act on any other business that may properly come before the Annual Meeting.
Who May Vote:	You may vote if you were a shareholder of record as of the close of business on March 5, 2007.
Annual Report:	A copy of our 2006 Annual Report is enclosed.
Proxy Voting:	It is important that your shares are voted, whether or not you attend the meeting. If you do not plan to attend the meeting, please submit your Proxy via phone, Internet or by returning your signed and dated Proxy Card in the reply envelope provided. Your prompt response will help reduce solicitation costs incurred by us.

March 15, 2007	Heidi M. Hoard, Secretary

TENNANT COMPANY PROXY STATEMENT

Why did I receive these proxy materials?

Tennant Company (“we,” “us,” “our,” “the Company”), on behalf of our Board of Directors, is supplying this Proxy Statement in order to obtain your Proxy vote, in the event you are not able to attend the Annual Meeting of Shareholders.

The Annual Meeting will be held at the Golden Valley Country Club, 7001 Golden Valley Road, Golden Valley, Minnesota, on Thursday, May 3, 2007 at 10:30 a.m. Central Daylight Time.

This Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card are being mailed to shareholders on or about March 19, 2007.

What is a Proxy?

The Proxy serves as a ballot for elections to our Board of Directors, as well as listing information about any other items to be discussed and voted on at the Annual Meeting. It allows an authorized agent to act on your behalf in the event you are unable to attend the Annual Meeting in person.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock as of the close of business on March 5, 2007. As of March 5, 2007, there were 18,832,583 shares of Common Stock outstanding, each entitled to one vote.

On April 26, 2006, our Board of Directors declared a two-for-one common stock split effective July 26, 2006. As a result of the stock split, shareholders of record received one additional common share for every share held at the close of business on July 12, 2006. Share and per share data in this Proxy Statement have been retroactively adjusted to reflect the stock split.

How do I vote?

You may vote in one of four ways:

1.  By Mail

Be sure to mark, sign and date your Proxy Card and return it in the postage-paid envelope provided, or return it to Tennant Company, c/o Shareowner ServicesSM, PO Box 64873, St.Paul, MN 55164-0873.

2.  By Phone

You may call 1-800-560-1965 by using any touch-tone phone, 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 2, 2007. Have your Proxy Card in hand when calling. You will need to provide the last four digits of your social security number to verify your identity. Follow the voice prompts to cast your vote.

3.  By Internet

You may access the website at http://www.eproxy.com/tnc/ to cast your vote 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 2, 2007. Please have your Proxy Card in hand and the last four digits of your social security number available to verify your identity. Follow the instructions provided to obtain your records and create an electronic ballot.

4.  In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. Paper ballots will be available for voting at the meeting.

Shareholders who hold their shares beneficially in street name, through a broker or bank, may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions received from your broker or bank to vote your shares.

How is my Proxy voted?

Shares represented by Proxy will be voted in the following manner:

•	As specified by the Proxy, or
•	Where no specification is given, all nominations and proposals will be voted FOR all proposals in this Proxy Statement.

Why should I vote?

Your vote is important! It ensures that your ownership interests are represented even if you are unable to attend the Annual Meeting in person. A promptly voted Proxy will save us additional solicitation expense.

Can I change my Proxy vote even after it is submitted?

Proxies may be revoked at any time before being voted at the Annual Meeting. The Proxy may be revoked only by use of the following methods:

•	Sending written notice of revocation to the address listed on page 3 of this Proxy Statement
•	Revoking in person at the Annual Meeting
•	Delivering a later dated Proxy to an officer of the Company

Personal attendance and voting in person will not revoke a written Proxy.

How many votes are needed to hold the Annual Meeting?

The meeting can take place when holders of a majority of the outstanding common stock, either in person or by Proxy, are present at the meeting. This is known as a quorum. Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.

How many votes are needed to elect directors?

As established by Minnesota Statute 302A.215, the affirmative vote of a plurality of outstanding shares present and entitled to vote is required to elect each director nominated. The director nominees with the most votes will be elected. If you (or a broker), either in person or by Proxy, withhold or do not give authority to vote for a director, you will not be considered present or entitled to vote on the election of directors.

How many votes are needed to ratify KPMG as the independent registered public accounting firm for our Company?

The affirmative vote of the holders of a majority of outstanding shares present and entitled to vote is required to ratify the appointment of KPMG as our independent registered accounting firm.

How many votes are needed to approve our 2007 Stock Incentive Plan?

The affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote is required for approval of the 2007 Stock Incentive Plan. For this purpose, a shareholder voting through a Proxy who abstains with respect to approval of the plan is considered to be present and entitled to vote on the approval of the plan at the Annual Meeting, and is in effect a negative vote. Under New York Stock Exchange rules, the votes cast on this proposal must exceed fifty percent of all shares entitled to vote. Accordingly, a shareholder who does not give authority to a Proxy to vote, including a broker non-vote, on the approval of the plan shall have the effect of a negative vote.

What other matters will be decided at the Annual Meeting?

As of the date this Proxy Statement went to press, we are not aware of any other matters to be acted upon at the Annual Meeting, other than the items already listed.

If other matters are properly raised for consideration at the Annual Meeting, the Proxies designated by our Board of Directors will have the authority to vote on such matters in accordance with their discretion.

Who will pay the cost of this Proxy solicitation?

Solicitation will be principally sent by mail. Expenses for the solicitation of Proxies will be paid for by us. Officers or employees of our Company may also solicit Proxies personally, by telephone, or special letter from some shareholders. Brokerage houses and other custodians, nominees and fiduciaries will be reimbursed by us for expenses to send Proxy materials to their principals. To assist us in soliciting Proxies for the Annual Meeting, we have retained Morrow & Co., Inc. for a total fee not to exceed $8,000 plus out-of-pocket expenses.

What address should I use for correspondence with the Company?

Our principal executive office is located at 701 North Lilac Drive, Minneapolis, Minnesota, 55422.

If you have questions or need additional Proxy material, please contact our Solicitation Agent:

Morrow & Co., Inc.
470 West Avenue – 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400.

Shareholders, please call (800) 607-0088.

BOARD OF DIRECTORS INFORMATION

Director nominees for terms expiring in 2010 (Class III Directors):

WILLIAM F. AUSTEN, 49	Director Since 2007
  Vice President, Operations of Bemis Company, the largest flexible packaging company in the Americas and a major manufacturer of pressure sensitive materials used for labels, decoration and signage, since 2004
  President and CEO of Morgan Adhesives Company from 2000-2004 prior to its acquisition by Bemis
  Held various positions with General Electric Company from 1980-2000, culminating in General Manager, Switch Gear Business
  Member of the Compensation and Executive Committees

JAMES T. HALE, 66	Director Since 2001
  Corporate Governance Consultant since 2006
  Consultant to Target Corporation, an operator of large-store general merchandise formats, from 2004-2006
  Executive Vice President, General Counsel and Corporate Secretary of Target Corporation from 2000-2004
  Senior Vice President, General Counsel and Corporate Secretary of Target Corporation from 1981-2000
  Held various Vice President positions at General Mills, Inc. from 1979-1981
  Practiced law at Faegre and Benson LLP from 1966-1979
  Chair of the Compensation Committee, member of the Governance and Executive Committees

H. CHRIS KILLINGSTAD, 50	Director Since 2005
  President and Chief Executive Officer of Tennant Company since December 2005
  Vice President – North America for Tennant Company from 2002-2005
  Held several senior management positions with The Pillsbury Company, including Senior Vice President and General Manager, from 1990-2002
  International Business Development Manager at Pepsi Cola International from 1982-1990
  Financial Manager for General Electric from 1978-1980

PAMELA K. KNOUS, 53	Director Since 1998
  Executive Vice President and Chief Financial Officer of SUPERVALU, INC., a leading food retail and distribution business, since September 1997
  Chair of the Audit Committee, member of the Governance and Executive Committees

Directors whose terms expire in 2008 (Class I Directors):

DAVID MATHIESON, 52	Director Since 2006
  Vice President and Chief Financial Officer of Brady Corporation, an international manufacturer and marketer of identification solutions and specialty materials, since December 2003
  European Finance Director of Brady Corporation from 2001-2003
  Held a number of executive positions with Honeywell International, Inc., from 1981-2001, including Vice President and Chief Financial Officer of Honeywell Europe
  A Scotland native who earned the Fellow of the Chartered Management Accountants Institute (UK) qualification at Glasgow College of Commerce and Glasgow Caledonian University
  Member of the Audit and Executive Committees

STEPHEN G. SHANK, 63	Director Since 2000
  Chairman and Chief Executive Officer of Capella Education Company, an accredited online university offering undergraduate and graduate degree programs, since 1993
  Chairman and Chief Executive Officer of Tonka Corporation from 1979-1991, and as General Counsel from 1974-1978
  Began his career as an attorney at Dorsey & Whitney in 1972
  Chair of the Governance and Executive Committees, member of the Audit Committee

FRANK L. SIMS, 56	Director Since 1999
  Corporate Vice President and member of the Management Corporate Center at Cargill, Incorporated, a marketer and distributor of agricultural and industrial products and services, since July 2000
  Held a number of executive positions at Cargill, Incorporated since 1995, including President of the North American Grain Division from 1998-2000
  Director of Piper Jaffray Companies
  Chairman of the Minneapolis Federal Reserve Bank
  Trustee of United Theological Seminary
  Member of the Audit, Compensation and Executive Committees

Directors whose terms expire in 2009 (Class II Directors):

JEFFREY A. BALAGNA, 46	Director Since 2004
  Executive Vice President, Chief Information Officer and Customer Technology Officer at Carlson Companies, a marketing, travel and hospitality company, since July 2005
  Senior Vice President and Chief Information Officer of Medtronic, Inc., a leading medical device company, from 2001-2005
  General Manager – Operations and eBusiness at General Electric Medical Systems America from 1999-2001
  Member of the Audit and Executive Committees

EDWIN L. RUSSELL, 62	Director Since 1997
  Chairman and Chief Executive Officer at Horizon Investments, a private investment firm, since August 2001
  President of ALLETE from 1995-2001, as well as Chairman and Chief Executive Officer from 1996-2001
  Group Vice President of J. M. Huber Corporation from 1989-1995
  Director of Owens Forest Products, Inc.
  Director of Blue Cross and Blue Shield of Rhode Island
  Member of the Audit, Compensation and Executive Committees

STEVEN A. SONNENBERG, 54	Director Since 2005
  President of Rosemount, Inc., a division of Emerson Electric Company, a technology and engineering company, since January 2002
  Held various positions with Rosemount and Emerson, including General Manager of Rosemount China and most recently President of Emerson Process Management Asia Pacific, from 1992-2002
  Member of the Compensation and Executive Committees

Board Attendance

During 2006, our Board of Directors met on eight occasions. All incumbent directors, other than Jeffrey Balagna who attended 71% of Board and Committee meetings for which he serves as a director, attended more than 75% of Board and respective Committee meetings of which they serve. The standing committees of the Board are the Audit, Compensation, Governance and Executive Committees.

Board Committees

Audit Committee

The Audit Committee is comprised of Pamela K. Knous (Chair), Jeffrey A. Balagna, David Mathieson, Edwin L. Russell, Stephen G. Shank and Frank L. Sims. The Audit Committee operates under a written charter adopted by our Board of Directors, which was most recently amended on December 19, 2006. The primary functions of the Audit Committee are to oversee:

•	The integrity of our financial statements,
•	Our compliance with legal and regulatory requirements,
•	The independent registered public accounting firm’s qualifications, independence and performance,
•	The performance of our internal audit function, and
•	Our system of internal controls over financial reporting.

The Audit Committee is to meet no less than four times throughout the year, and in 2006 met on ten occasions.

The Board of Directors utilizes the listing standards of the New York Stock Exchange to determine whether the Audit Committee members possess the requisite financial literacy to serve on the Committee. They must also meet the criteria of independence under the New York Stock Exchange listing standards as well as those of the Securities Exchange Act of 1934. The members must be free of any relationship that would interfere with their exercise of independent judgment. The Board of Directors has determined that all Audit Committee members are financially literate and independent.

At least one member of the Audit Committee must have accounting or related financial management expertise as required by New York Stock Exchange rules. The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Our Board of Directors has determined that Ms. Knous and Mr. Mathieson satisfy the requirements of an “audit committee financial expert” and that their expertise has been acquired through training and relevant experience.

Compensation Committee

The Compensation Committee is comprised of James T. Hale (Chair), William F. Austen, Edwin L. Russell, Frank L. Sims and Steven A. Sonnenberg. The Compensation Committee operates under a written charter adopted by our Board of Directors, which was most recently amended on December 19, 2006. The primary functions of the Compensation Committee are to assist us in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies. Specifically, the Compensation Committee assists us in defining a total compensation policy that:

•	Supports our overall strategy and objectives,
•	Attracts and retains key executives,
•	Links total compensation to financial performance and the attainment of strategic objectives, and
•	Provides competitive total compensation opportunities at a reasonable cost while enhancing shareholder value creation.

The Committee makes decisions on compensation of our key executives and evaluates their compensation against performance goals and objectives. The Committee also recommends pay levels for Board members including retainers, fees, benefits and perquisites for vote by the full Board. Given the inherent conflict of directors setting their own pay levels, these recommendations will be reviewed by third parties such as our human resources department or outside consultants.

The Compensation Committee is to meet no less than two times throughout the year, and in 2006 met on five occasions.

Our Board of Directors appoints members to the Compensation Committee who meet the criteria of independence under New York Stock Exchange listing standards, the Internal Revenue Code and the Securities Exchange Act of 1934. The Compensation Committee members must also be free of any relationship that would interfere with their exercise of independent judgment. Our Board of Directors has determined that all Compensation Committee members are independent as required by applicable rules and regulations.

The Compensation Committee has the authority to engage outside compensation consultants. In January 2006, the Compensation Committee retained Towers Perrin as its independent compensation consultant to provide market data and information on competitive practices to the Compensation Committee as it made decisions on certain matters related to executive officer and non-employee director compensation. This relationship continued throughout 2006 with representatives of Towers Perrin attending three of the Compensation Committee meetings during the year.

In 2006, Towers Perrin was asked to provide information to the Compensation Committee on topics including (1) base salaries for executive officers including new hires; (2) performance goals and award levels for executive officers under the Company’s Short-Term Incentive Plan; (3) individual grant levels for the 2006 Short-Term Incentive Plan for executive officers; (4) performance goals and award levels for executive officers under the Company’s Long-Term Incentive Plan performance cycle beginning in 2006; (5) individual grant levels for the 2006 Long-Term Incentive Plan for the executive officers; and (6) levels of compensation for the non-employee directors including retainer amounts, meeting fees and equity grants. The Committee used the information provided by Towers Perrin as input to its decisions in these matters.

Governance Committee

The Governance Committee is comprised of Stephen G. Shank (Chair), James T. Hale and Pamela K. Knous. The Governance Committee operates under a written charter adopted by our Board of Directors. The primary purpose of the Governance Committee is to:

•	Assist the Board in identifying individuals qualified to become Board members,
•	Determine the composition of the Board and its committees,
•	Lead the Board in its annual review of the Board’s performance, and
•	Develop and recommend to the Board our Corporate Governance Principles.

The Governance Committee met on four occasions during 2006.

The Governance Committee members must meet the criteria of independence under New York Stock Exchange listing standards, and also be free of any relationship that would interfere with their exercise of independent judgment. Our Board of Directors has determined that all Governance Committee members meet the standards set forth.

Executive Committee

The Executive Committee is comprised of Stephen G. Shank (Chair), William F. Austen, Jeffrey A. Balagna, James T. Hale, Pamela K. Knous, David Mathieson, Edwin L. Russell, Frank L. Sims and Steven A. Sonnenberg. The Executive Committee operates under a written charter adopted by the Board of Directors. The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by all of the non-employee directors of the Board, including the annual review of the CEO’s performance and the review and approval of our management succession plan.

The Executive Committee is to meet no less than four times throughout the year, and in 2006 met on six occasions.

The Executive Committee is composed of all non-employee Board members who meet the criteria of independence under New York Stock Exchange listing standards, and who also are free of any relationship that would interfere with their exercise of independent judgment. Mr. Shank, who serves as Chair of the Executive Committee, presides at all such meetings. The Board of Directors has determined that all Executive Committee members meet the standards set forth.

Committee Charters and Other Governance Documents

Each of the committees of our Board of Directors has a written charter that sets forth the committee’s purpose and responsibilities. All of the charters are available on the Company’s website at www.tennantco.com, by going to “About,” selecting “Investor Relations” and then clicking on “Corporate Governance.” We have also adopted Corporate Governance Principles and a Business Ethics Guide, both of which are also available on our website. We will provide printed copies of our charters, Corporate Governance Principles or Business Ethics Guide upon request to Investor Relations, Tennant Company, P.O. Box 1452, Minneapolis, MN 55440-1452.

Committee Member Appointment and Director Independence

Audit, Compensation, Executive and Governance Committee Appointment

Our Board appoints members of its committees annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of the CEO, and the benefits of rotating committee membership.

Director Independence

Our Board of Directors uses criteria established by the New York Stock Exchange and the Securities and Exchange Commission to determine Director independence. The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria. Our Board of Directors has determined that Mr. Austen, Mr. Balagna, Mr. Hale, Ms. Knous, Mr. Mathieson, Mr. Russell, Mr. Shank, Mr. Sims and Mr. Sonnenberg are independent based on the standards set forth.

The only relationships that exist between our directors and our Company or management are ordinary course of business commercial transactions involving the purchase and sale of products and services by companies that employ certain of our directors. These transactions were considered by our Board of Directors. With respect to Ms. Knous, the Board of Directors considered the fact that she is an executive officer of SUPERVALU, a company that purchased $452,581 in goods and services from us in 2006. With respect to Mr. Sims, the Board of Directors considered the fact that he is an executive officer of Cargill, Incorporated, a company that purchased $331,123 in goods and services from us in 2006. Certain of our non-employee directors are affiliated with other entities that have business relationships with us involving the purchase or sale of products and services by us; however, the amounts involved were less than $120,000 in 2006.

Based on the relevant facts and circumstances, the Board of Directors has determined that none of these relationships constitutes a material relationship with the Company. The sales do not present a potential conflict of interest or interfere with the independent judgment exercised by the directors.

Nominations for the Board of Directors

The Governance Committee of the Board of Directors is responsible for recommending nominees for election to the Board of Directors. As required by our Corporate Governance Principles, this committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of individual members. The Committee must also balance the composition of the Board of Directors as a whole with the needs of our Company. The Governance Committee reviews all director nominees and recommends to the Board of Directors those persons whose attributes it believes are most beneficial to our Company.

The Committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:

•	Experience
•	Diversity
•	Integrity
•	Skills
•	Competence
•	Dedication

The Committee also considers our Corporate Governance Principles, which include consideration of the following factors when considering director nominees:

•	The size of the Board
•	Directors with job changes
•	Director terms
•	Other board service
•	Retirement
•	Independence matters

The Board retained Spencer Stuart, an independent executive search firm, to assist in the identification and evaluation of qualified director candidates. As a result of this search, the Board of Directors elected David Mathieson and William F. Austen as additional members of our Board of Directors, upon recommendation of the Governance Committee. Mr. Mathieson and Mr. Austen were identified as candidates by the search firm.

The Governance Committee will consider director candidates recommended by shareholders. Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications. The Committee will evaluate the candidate using the same aforementioned criteria. Shareholders should write to the Chair of the Governance Committee at our principal executive office, as listed on page 3, to recommend a qualified candidate.

If a shareholder wishes to nominate a director other than a person nominated by the Board of Directors, under our Restated Articles of Incorporation a shareholder of record must submit to our secretary a written request that a person’s name be placed in nomination. This request must be received not less than 75 days prior to the date fixed for the meeting, along with the written consent of the proposed nominee to serve as a director.

Communication with the Board of Directors

All interested parties, including shareholders, may communicate with the independent members of the Board of Directors by writing to the Chair of the Executive Committee at:

ATTN: General Counsel, Mail Drop #29
Tennant Company
701 North Lilac Drive
Minneapolis, MN 55422

All of the communications will be delivered to the General Counsel who will forward communications to the appropriate member(s) of the Board of Directors to address the matter.

Director Compensation for 2006

Non-employee directors are compensated with an annual cash retainer of $25,000, meeting fees of $1,000 per meeting, 1,500 shares of restricted stock and 2,000 stock options. Committee chairs receive an additional cash stipend of $5,000, except for the Audit Committee chair, who receives a $10,000 stipend. Fees earned may be paid in cash or elected to be deferred. With the exception of meeting fees, all other compensation paid to our directors is pro-rated for partial years of board service. All directors operate under this compensation arrangement.

Each Board Year commences on the date of the annual meeting of shareholders in such year. We have hired an outside compensation consultant, Towers Perrin, to review our director compensation package. As a result of the Compensation Committee’s review at its December 2006 meeting, the Compensation Committee approved a $5,000 increase to the annual cash retainer for the 2007 Board Year.

The table below summarizes compensation paid to non-employee directors for fiscal 2006:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(6) (10)		Option Awards ($)(7) (10)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)

Jeffrey A. Balagna	37,000	14,842	(2)	11,923	(4)	44	1,414	65,223
James T. Hale	46,000	14,842	(2)	9,833	(4)	—	3,642	74,317
Pamela K. Knous	54,000	14,842	(2)	9,833	(4)	—	6,678	85,353
David Mathieson	16,671	1,167	(3)	753	(5)	—	91	18,682
Edwin L. Russell	46,000	14,842	(2)	9,833	(4)	—	7,051	77,726
Stephen G. Shank	50,000	14,842	(2)	9,833	(4)	129	4,243	79,047
Frank L. Sims	41,000	14,842	(2)	9,833	(4)	42	5,241	70,958
Steven A. Sonnenberg	36,000	13,706	(2)	5,640	(4)	—	868	56,214

(1)	Includes annual retainer and meeting fees paid in cash as well as deferred.
(2)	Grant date fair value of restricted stock award granted on May 4, 2006 was $39,900.
(3)	Grant date fair value of restricted stock award granted on November 1, 2006 was $21,014.
(4)	Grant date fair value of option award granted on May 4, 2006 was $13,300.

(5)	Grant date fair value of option award granted on November 1, 2006 was $7,009.
(6)	We determine the fair value of the stock awards as of the date of grant and recognize the expense over the applicable vesting period. Amounts represent compensation costs recognized by us during 2006 for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123, Share-Based Payment - Revised 2004 (“FAS 123R”), based on the valuation of stock awards granted in 2006 and prior years utilizing the assumptions discussed in Note 13 to our financial statements for the year ended December 31, 2006, but disregarding any estimate of service-based forfeitures.
(7)	Valuation of awards based on the compensation cost recognized by us during 2006 for financial statement reporting purposes under FAS 123R for option awards granted in 2006 and prior years utilizing assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2006.
(8)	Amount includes above-market interest of 0.19% earned on Non-Qualified Deferred Compensation.
(9)	Cash dividends paid on outstanding stock awards in 2006 or reinvested into a dividend reinvestment account.
(10)	The following table shows the aggregate number of stock awards and option awards held by each person who served as a director during fiscal 2006, as of December 31, 2006.

     STOCK AND OPTION AWARDS

Name	Outstanding Shares (#)	Outstanding Options (#)

Jeffrey A. Balagna	3,432	6,000
James T. Hale	8,276	16,000
Pamela K. Knous	13,380	28,000
David Mathieson	760	1,014
Edwin L. Russell	15,686	32,000
Stephen G. Shank	8,932	17,800
Frank L. Sims	11,752	23,000
Steven A. Sonnenberg	2,242	3,484

ITEM 1 – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation state that directors are elected for staggered three-year terms, with approximately one-third of the directors elected each year.

At the Annual Meeting, four directors are to be elected. If elected, each will serve a three-year term to expire at the time of the Annual Meeting in 2010, and in each case, until their successors are elected and have qualified. Each nominee has expressed his or her willingness to serve. In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named Proxies on the enclosed Proxy Card to vote in favor of the remaining named nominees, and to vote for a substitute nominee selected by the Governance Committee.

Our Board of Directors, upon recommendation of the Governance Committee, has designated William F. Austen, James T. Hale, H. Chris Killingstad, and Pamela K. Knous as nominees for election at the 2007 Annual Meeting to serve a three-year term expiring in 2010.

Our Board of Directors, upon recommendation of the Governance Committee, recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees for professional services rendered by KPMG LLP for the audit of our annual financial statements and fees billed for audit-related, tax and all other services rendered by KPMG LLP for 2006 and 2005:

Description of Fees	2006 Amount	2005 Amount

Audit Fees(1)	$1,156,000	$1,179,500
Audit-Related Fees(2)	—	30,150
Tax Fees(3)	166,000	90,900

Total	$1,322,000	$1,300,550

(1)	Audit Fees for 2006 and 2005 include professional services rendered in connection with the audit of our financial statements, including quarterly reviews, statutory audits of certain of our international subsidiaries and the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees for 2005 consisted primarily of audits of financial statements of employee benefit plans.
(3)	Tax Fees for 2006 and 2005 consisted primarily of international expatriate tax services and international tax compliance and consulting services.

The Audit Committee has adopted a Pre-Approval Policy for Non-Audit Services, which appears on our website as an exhibit to the Audit Committee charter. The Audit Committee pre-approved 100% of the services described above. The Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Report

The Audit Committee’s meetings were designed to facilitate and encourage private communication between the Committee and our independent registered public accounting firm, KPMG LLP. In addition, the Committee complied with its charter responsibilities. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

Our independent registered public accounting firm also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of audited consolidated financial statements and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Members of the Audit Committee

Pamela K. Knous (Chair) Edwin L. Russell	Jeffrey A. Balagna Stephen G. Shank	David Mathieson Frank L. Sims

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the shareholders will vote on the proposal to ratify the appointment of KMPG LLP as our independent registered accounting firm for the year ending December 31, 2007.

KMPG LLP is an independent registered public accounting firm that has audited our accounts annually since 1954. We have been advised that a representative of the firm will attend the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

Our Board of Directors, upon recommendation of the Audit Committee, recommends a vote FOR ratification of KPMG LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Compensation Objectives

Our overall objective is to align executive compensation with the short- and long-term goals of our Company and our shareholders. Accordingly, we tie both short- and long-term compensation programs to executive performance against pre-defined goals and shareholder returns. In addition, we seek to offer a program that provides a comprehensive compensation package that is competitive with those of similarly-sized U.S. durable goods manufacturing companies. Our compensation programs take into account that an executive’s actual compensation level may be greater or less than average competitive levels based on our annual and long-term financial performance against pre-established goals, the individual’s performance against financial goals and his or her individual objectives set at the beginning of the year and the individual’s scope of responsibilities.

Specifically, our compensation programs are designed to:

•	Create a relationship between pay and performance by providing a strong link between our short- and long-term goals and executive compensation,
•	Attract and retain high-caliber key executives who can achieve long-term success for our Company,
•	Motivate executives to achieve our goals by placing a significant portion of pay at risk, and
•	Align the interests of executives with those of our shareholders by providing a significant portion of compensation in stock-based awards.

We structure our programs, where possible, to qualify for exemptions from the deduction limitations under the Internal Revenue Code §162(m). Certain of our compensation programs qualify for exemption from the deduction limitations of this section. Our Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and our shareholders. As set forth in the Summary Compensation Table, in fiscal 2006 a small portion of Mr. Killingstad’s compensation exceeded the one million dollar deductibility limit.

Compensation Determination Process

We set target total compensation levels, including base salary, target short- and long-term incentives and equity awards, using two external data inputs, applied in this order:

•	A survey analysis that is based on general industry pay levels but is regressed for size and further adjusted downward to reflect industry pay differences, followed by
•	A review of the compensation levels of our Compensation Comparator group. This group consists of similar-sized durable goods manufacturing companies, many of which compete with us in one or more of our primary businesses or compete with us for management talent.

For 2006, our Compensation Comparator group consists of the following:

Actuant Corporation
Arctic Cat Inc.
CUNO Incorporated
Donaldson Company, Inc.
Gardner Denver, Inc.
General Binding Corporation
Gorman-Rupp Company
Graco Inc.
H.B. Fuller Company
IDEX Corporation
Katy Industries Inc.	Martin Marietta Materials Inc.
Milacron Inc.
Modine Manufacturing Company
MTS Systems Corporation
Nordson Corporation
Polaris Industries, Inc.
Regal-Beloit Corporation
Robbins & Myers, Inc.
Stewart & Stevenson, LLC
Toro Company
Winnebago Industries, Inc.

The data are collected and analyzed by an outside compensation consultant. The analysis is reviewed with the Compensation Committee annually and used to help update base salary and incentive targets and to grant equity awards. In general, we attempt to target total compensation levels at or around the 50th percentile of our marketplace, reflecting our desire to pay on average what our competitors pay for comparable talent. In addition to applying a regression analysis to our survey data, commencing in 2007 we are applying a regression analysis based on our revenues as compared to the revenues of other companies in the Compensation Comparator group and adjusting our target compensation levels accordingly. Our compensation programs also take into account that an executive’s actual compensation level may be greater or less than average competitive levels based on our annual and long-term financial performance against pre-established goals, the individual’s performance against financial goals and his or her individual objectives set at the beginning of the year and the individual’s scope of responsibilities.

Compensation Elements

We seek to achieve these objectives using the following elements of compensation:

Annual Compensation

Base Salary

On an annual basis our Compensation Committee determines base salaries for executive officers. We use base salaries to provide competitive compensation to attract and retain talented executives. The Compensation Committee considers the following factors in setting annual base salaries:

•	The individual’s experience and scope of responsibility,
•	The individual’s level of performance,
•	Any promotions resulting in increases in responsibility, and
•	Competitive salaries within the market, drawing on data from our compensation survey analysis and our Compensation Comparator group (our compensation survey analysis and Compensation Comparator group are described above under Compensation Determination Process).

The Compensation Committee determines our Chief Executive Officer’s annual base salary in consultation with an outside consultant, after completing an evaluation of his performance with the full Board of Directors. Taking into consideration recommendations by our Chief Executive Officer and the outside consultant, the Compensation Committee also determines the annual base salary of the other executive officers.

During fiscal year 2006, the Compensation Committee increased Mr. Killingstad’s annual base salary from $450,000 to $475,000 effective March 1, 2006. The Compensation Committee took into consideration Mr.Killingstad’s overall performance against his individual objectives and competitive market data in determining the amount of Mr. Killingstad’s base salary. Other executives’ salaries were adjusted based on similar criteria.

Short-Term Incentives

Through the Short-Term Incentive Plan (STIP), Tennant reinforces the following objectives: long-term decision-making; leveraging capital investments; tying incentives to the business performance; and successfully meeting annual individual objectives. Participants in our STIP can earn annual awards based on the financial performance of their business units and/or our Company and by achieving their predetermined individual objectives.

•	Financial Performance We use business unit and company-wide “Economic Profit” (EP) to measure performance against financial goals. We believe that this metric provides the appropriate balance between income statement and balance sheet management. “Economic Profit” is defined as the Company’s net operating profit after taxes less a charge for net assets used in the business. The primary factors that affect Economic Profit include: operating profit (net sales less cost of sales, research & development expenses, and selling and administration expenses), tax rates, and a capital charge on net assets (including assets and liabilities such as inventories, receivables, property, plant and equipment, accounts payable and accrued expenses). For 2006, the company-wide goal for 100% payout was $2.1 million EP growth as compared to 2005. For 2007, the company-wide goal for 100% payout is $3.6 million EP growth as compared to 2006.
•	Individual Objectives Each STIP participant will have annual objectives set prior to the start of the calendar year. These objectives will typically be critical to helping Tennant achieve its immediate profit and/or long-term strategic goals. At the end of the year, an individual performance factor, ranging from 0 to 115%, will be determined based on the individual’s success in meeting these objectives. This individual performance factor is then applied to the individual’s bonus, as calculated by the financial performance.

The CEO’s individual objectives are identified in consultation with the Board and may be qualitative as well as quantitative. All other executive officers’ individual objectives and individual performance factors are identified in consultation with our Chief Executive Officer and the Vice President, Administration.

At times, the Compensation Committee will approve adjustments to our strategic goals for those situations where we make a significant investment in our business that may decrease our short-term financial performance but is believed will yield significant returns over time (e.g., acquisitions, major market expansions, significant plant rationalizations). When we make these adjustments, the investment is included in our capital base on a go forward basis and therefore raises our performance requirement in future years.

Targets are stated as a percentage of annual base salary, with the percentage based on an executive officer’s level within our Company and competitive data from our compensation survey analysis and our Compensation Comparator group. Actual cash awards can range from 0% to 200% of target. Total awards, including equity awards, are uncapped. Payouts under the STIP are determined as follows:

•	For years in which the financial and individual performance yields payouts in excess of 200% of target, amounts in excess of 200% are paid in restricted shares that vest 50% per year over two years.
•	For years in which financial performance yields payouts below 25% of target but where the individual performance exceeds 90% of the objective, payouts up to 25% of target can be made so long as the total payout to all participants does not exceed 25% of net operating profit before taxes.

For 2006, a decrease in EP would have yielded zero payout based on financial performance. A positive EP improvement over the prior year’s performance would result in a minimum payout at 45%. A positive EP improvement of $2.1 million would result in a payout at 100% of target based on financial performance, and a positive EP improvement of $5.9 million would result in a payout at 200% based on financial performance. Other amounts would be interpolated. Based on EP improvement of $5.3 million for 2006 as compared to 2005, our executive officers in North America earned payouts at 185% of target. For 2006, Mr. Lenders has 50% of his target bonus based on the EP improvement of our European operation, which will pay out at 200% of target. The resulting annual performance, before Mr. Lenders’ individual factor is applied, is 192.5%, which is the average of company-wide and European payout percentages.

For 2007, a decrease in EP would yield zero payout based on financial performance. A positive EP improvement over the prior year’s result would result in a minimum payout at 5%. A positive EP improvement of $3.6 million would result in a payout at 100% of target based on financial performance, and a positive EP improvement of $7.4 million would result in a payout at 200% based on financial performance. Other amounts would be interpolated.

Certain participants are permitted to defer all or a portion of their STIP cash incentive payment into deferred stock units having a fair market value as of the date of conversion of 120% of the amount deferred. These stock units, and any accrued dividends, are typically paid, in stock and cash, three years following the year in which the award was earned. A participant who terminates prior to such date for reasons other than death, disability, or retirement, receives only the base number of units (equal to 100% of the amount deferred on the date of conversion) in stock and cash. A participant who terminates prior to such date for death, disability, or retirement, receives the base number of units and a pro-rata portion of the 20% premium units and any accrued dividends in stock and cash.

The 2006 STIP target award for our Chief Executive Officer was set at 70% of annual base salary. The 2006 STIP target award for the remaining named executives ranged from 25% to 45% of annual base salary. Actual awards were calculated by first determining the amount driven by the Company and business unit performance and then by applying a factor ranging from 0 to 115% to such amount based on the individual’s success in meeting his or her predetermined strategic objectives. Awards for the named executive officers (excluding the Chief Executive Officer) ranged from 46% to 83% of annual base salary. The award for the Chief Executive Officer was 129% of his annual base salary based on performance well in excess of target.

Perquisites

In lieu of executive perquisites, we provide an annual grant of restricted stock, as described below under Equity Awards. This practice supports our goal of increasing executive share ownership and reduces administrative expenses associated with perquisite programs. The value of such restricted stock awards for named executive officers in 2006 ranged from $12,000 to $25,000.

In geographies where prevailing market practices provide, some executive officers may receive use of a company automobile. In 2006, Mr. Lenders was the only named executive officer to receive a company automobile.

Special One-Time Payments

From time to time, as recommended by the Compensation Committee, the Board of Directors approves Special One-Time Payments in the form of either Hiring Bonuses when hiring executives or Performance Recognition Bonuses to reward executives for success in driving special, one-time projects. In 2006, we granted a discretionary bonus of $15,000 to Patrick O’Neill for his efforts during the transition from Anthony Brausen to Thomas Paulson as Chief Financial Officer.

Long-Term Compensation

We believe that enabling our executive officers to develop and maintain a significant long-term ownership of the Company stock through our stock-based plans aligns the interests of our executive officers with our shareholders’ long-term interests by creating a direct link between executive pay and shareholder return.

We offer several ways in which executives receive and maintain ownership of Company stock. During 2006, the Compensation Committee granted stock-based awards pursuant to the STIP,

Long-Term Incentive Plan, restricted stock and stock option programs. The awards made under these plans are settled in shares from our equity compensation plans.

Long-Term Incentive Plan

Our Long-Term Incentive Plan (LTIP) is a rolling three-year program designed to provide executive officers with a direct financial incentive that is paid 30% in cash and 70% in common stock upon achievement of our three-year Economic Profit improvement goals. Target awards and performance goals are set annually, resulting in three plans running concurrently.

•	Economic Profit improvement goals take several factors into account. Among other things, we consider (i) the financial goals of the annual operating and long range strategic plans, both of which are set by management and reviewed and approved by the Board of Directors; (ii) analyst and First Call estimates for our earnings per share growth and comparable estimates for our comparator group; and (iii) the cost of capital to run our Company. For the 2006 LTIP, the three-year (2006-2008) EP improvement goal for 100% payout is $6.3 million. For the 2007 LTIP, the three-year (2007-2009) EP improvement goal for 100% payout is $7.8 million.
•	Target award levels are established using competitive data from our compensation survey analysis and our Compensation Comparator group, taking into account the above analysis.
•	Actual award levels are based on performance and range from 0 to 200% of the share and cash target incentive.
•	As with the STIP, the Compensation Committee, at times, will approve adjustments to our strategic goals for those situations where we make a significant investment in our business that may decrease our short-term financial performance but is believed will yield significant returns over time. When we make these adjustments, the investment is included in our capital base on a go forward basis which raises our performance requirement in future years.

For the 2004 LTIP awards, performance was based on our Economic Profit improvement goals for the fiscal year period from 2004 through 2006.

•	Negative EP change over the three year period (2004-2006) would have yielded no payout based on financial performance. A positive EP improvement of $7.5 million over the performance period was required for a payout at 100% of target, and a positive EP improvement of $15.0 million would yield a payout at 200% of target based on financial performance. All other amounts would have been interpolated. Based on EP improvement of $14.6 million from 2004 through 2006, our executive officers earned payouts at 195% of target.

For the 2005 LTIP awards, performance will be based on our Economic Profit improvement goals for the fiscal year period from 2005 through 2007.

•	Negative EP change over the three year period (2005-2007) would yield no payout based on financial performance. A positive EP improvement over the performance period would result in a minimum payout of 28.6%. A positive EP improvement of $7.5 million is required for a payout at 100% of target, and a positive EP improvement of $18.0 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

For the 2006 LTIP awards, performance will be based on our Economic Profit improvement goals for the fiscal year period from 2006 through 2008.

•	Negative EP change over the three year period (2006-2008) would yield no payout based on financial performance. A positive EP improvement over the performance period would result in a minimum payout of 32%. A positive EP improvement of $6.3 million is required for a payout at 100% of target, and a positive EP improvement of $15.6 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

For the 2007 LTIP awards, performance will be based on our Economic Profit improvement goals for the fiscal year period from 2007 through 2009.

•	Negative EP change over the three year period (2007-2009) would yield no payout based on financial performance. A positive EP improvement over the performance period would result in a minimum payout of 16%. A positive EP improvement of $7.8 million is required for a payout at 100% of target, and a positive EP improvement of $17.1 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

The Compensation Committee reserves the right to exercise negative discretion to reduce the amount of, or eliminate, an LTIP award that otherwise would be payable. Such determinations, except in the case of the LTIP award for the Chief Executive Officer, are made after considering the recommendations of the Chief Executive Officer. The Board may also impose additional performance measures or modify performance measures applicable to participants except in the case where the action would result in the loss of an otherwise available exemption under §162(m) of the Internal Revenue Code, if the Compensation Committee determines that the performance measures have become unsuitable as a result of certain events.

Equity Awards

We also provide restricted stock and stock option awards. The purpose of these awards is typically to attract new executives, to reward achievement of specific, pre-defined goals, or to replace perquisites while aligning our executives with shareholders’ interest by providing a portion of compensation in equity.

•	Restricted stock awards generally have time-based restrictions, lifting after one or two years. These are granted as described above and in instances where the STIP award exceeds 200% of target.
•	Stock option awards generally have a 10-year term and a graded three-year vesting schedule. Options granted prior to 2005 had, for certain participants, a one-time reload option upon exercise during the term. This feature, when triggered by an executive officer’s exercise of the original grant, results in a new stock option grant with the same terms and conditions of the grant being exercised but with an exercise price tied to the exercise date. Options granted in 2005 and thereafter do not contain reload features. We have not granted options with reload features since March 1, 2004.
•	Deferred stock units as explained above under the STIP discussion.
•	Other Awards In 2005, our CEO received 40,000 performance units in connection with his promotion to CEO. The performance shares will be earned if we achieve specified total shareholder return objectives, which take into account stock price appreciation and dividend payments, measured during the third, fourth and fifth years following Mr. Killingstad’s appointment as CEO. If the objective is achieved by November 30, 2008, Mr. Killingstad will earn all of the shares under the award. If the objective for such year is not achieved, but the objective specified for November 30, 2009 is achieved, Mr. Killingstad will earn 26,666 shares. If the objective for November 30, 2009 is not achieved, but the objective for November 30, 2010 is achieved, Mr. Killingstad will earn 13,334 shares. The Committee chose shareholder return as the metric for driving this award in order to further align Mr. Killingstad’s interest with that of the shareholders.

Other Plans, Agreements and Special Payments

Executives may also receive payments through various other agreements and plans or in the event of special circumstances. These agreements and plans are typically required in the competitive environment to attract and retain talent.

Retirement Plans

Executive officers are generally eligible to participate in the pension and welfare benefit programs that we sponsor, including the following qualified retirement plans:

Tennant Company Profit Sharing and Employee Stock Ownership Plan (“Profit Sharing Plan”)  This plan is available to all eligible employees, as defined by the plan, and allows for the pre-tax elective deferrals and a Company matching contribution of up to 3% of eligible compensation. Our matching contributions are made in the form of common stock delivered through our Employee Stock Ownership Plan. In addition, the plan allows contributions by us based on our annual Economic Profit results.

Tennant Company Pension Plan  This plan is a non-contributory defined benefit retirement plan that covers only those executives who were active participants in the Pension Plan on December 31, 2000 and who elected to continue participation under the Pension Plan sponsored by the Company. This plan was frozen and closed to new employees as of December 31, 2000.

Non-Qualified Deferred Compensation

In addition to tax-qualified retirement benefits provided under the plans referenced above, our executive-level employees are eligible for supplemental non-qualified pension benefits under the Tennant Company Executive Non-Qualified Deferred Compensation Plan. The intention of the plan is to provide participating individuals with benefits that would otherwise be available to them under the Company’s tax-qualified plans but for the application of limitations on benefits to highly-compensated employees imposed by the Internal Revenue Code of 1986. The plan is unfunded, meaning our obligation to make payments under the plan is unsecured. Specifically, this plan permits the following:

Defined Contribution Features

•	Certain management and executive employees may defer income on a pre-tax basis in excess of the deferral amounts allowed under our tax-qualified Profit Sharing Plan. This income deferral feature is also available to Board members for deferral of retainer and meeting fees.
•	Participating management and executive employees may receive discretionary Company contributions under this plan in the form of excess profit sharing and matching contributions not available to them under the Profit Sharing Plan.

Defined Benefit Feature

•	A defined benefit portion of the plan is intended to provide benefits not otherwise available to participants in the frozen tax-qualified Tennant Company Pension Plan.

Participants’ accounts are fully vested at all times except that a participant forfeits all Company discretionary matching contributions and profit sharing contributions in the event of termination for cause. Pursuant to this plan, “cause” means: (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position; or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position.  In each case, the participant’s behavior must have resulted in a material adverse effect on the Company or an affiliate.

The plan came into existence on January 1, 2003 when the Company merged the Tennant Company Excess Benefit Plan into the Tennant Company Deferred Compensation Plan. The plan was amended at the same time to account for changes to Internal Revenue Code §409A which governs non-qualified deferral plans, and was most recently amended on December 8, 2006.  For these reasons, the plan accommodates different benefit commencement dates depending on when amounts were deferred or contributed and which account within the Plan was selected by the employee. Benefits attributable to amounts contributed or deferred after January 1, 2003 and allocated to Account A, commence distribution within an administratively feasible time following the participant’s termination date.  Benefits attributable to amounts deferred by a participant after January 1, 2003 and allocated to Account B, commence distribution on the date specified by the participant in the participant’s Deferral

Election Agreement. Such distribution may not be earlier than two years following the beginning of the plan year in which the deferrals first began, unless the participant terminates, in which case distribution may occur within an administratively practicable period following termination.

Benefits attributable to deferrals made after January 1, 2003, Company contributions, and gains and losses credited thereon, are payable in either a lump sum or over a ten-year period in quarterly installments. Benefits attributable to deferrals made prior to January 1, 2003 are payable in accordance with the participant’s Deferral Election Agreement which was executed prior to January 1, 2003.

COMPENSATION POLICIES

Granting of Options

The Compensation Committee considers and approves any option grants for executive officers at its meeting each February, other than option grants for new hires, or in connection with promotions, which are approved by the Compensation Committee at or shortly before the grant. Under our plans, the exercise price of stock options is based on the fair market value on the date of grant. Our plans define fair market value as the closing price of our common stock on the preceding trading day.

Stock Ownership Guidelines

To align our executive officers’ interests with our shareholders’ interests, the Compensation Committee expects our executive officers to acquire significant equity ownership. We adopted these guidelines in 1993 and revised them most recently in 2004. The current guidelines require that within five years of service in a named executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our Chief Executive Officer and one times annual base salary for our Vice Presidents. Ownership levels are calculated based on the estimated after-tax value of restricted and unrestricted shares, deferred stock units, shares held under our benefit plans and potential gains from vested and unvested options.

The Compensation Committee is satisfied with the progress made by our executive officers in 2006 toward achievement of these ownership goals.

Executive officers who have held executive positions with us for five years or more have achieved their goals. Newer executive officers are on pace for achieving their ownership targets well within the five year range.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent, outside directors. No employee of our Company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the SEC.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

James T. Hale (Chair)	William F. Austen* Frank L. Sims	Edwin L. Russell Steven A. Sonnenberg

*	Appointed to Committee, February 2007

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to each person who served as Chief Executive Officer or Chief Financial Officer and the three other most highly compensated executive officers for 2006. The names set forth in this table comprise the list of Named Executive Officers (NEOs).

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(11)		All Other Compensation ($)(12)	Total ($)

H. Chris Killingstad President and Chief Executive Officer	2006	470,481		—		528,232	47,649	607,799	76	(6)	59,587	1,713,824
Thomas Paulson Vice President and Chief Financial Officer	2006	226,039		—		113,815	19,327	187,722	—		7,612	554,515
Anthony T. Brausen Former Vice President and Chief Financial Officer	2006	50,175		—		—	6,769	—	46,573	(7)	429,926	533,443
Patrick J. O’Neill Former Principal Financial Officer	2006	178,663		15,000	(2)	64,561	9,438	82,432	6	(8)	20,262	370,362
Anthony Lenders Vice President and Managing Director Europe	2006	334,285	(1)	—		46,056	34,321	224,963	—		27,064	666,689
Thomas J. Dybsky Vice President, Administration	2006	258,192		—		175,810	54,763	206,554	27,178	(9)	30,449	752,946
Heidi M. Hoard Vice President, General Counsel	2006	232,373		—		108,004	41,392	171,540	7	(10)	24,772	578,088

(1)	Currency converted from Euros to U.S. Dollars using the December 31, 2006 exchange rate of 1.3203.
(2)	Mr. O’Neill received a one-time $15,000 bonus for his efforts during the CFO transition from Mr. Brausen to Mr. Paulson.
(3)	We determine the fair value of the stock awards as of the date of grant and recognize the expense over the applicable vesting period. Amounts represent compensation costs recognized by us during 2006 for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123, Share-Based Payment - Revised 2004 (“FAS 123R”), based on the valuation of stock awards granted in 2006 and prior years utilizing the assumptions discussed in Note 13 to our financial statements for the year ended December 31, 2006, but disregarding any estimate of service-based forfeitures.
(4)	Amounts represent compensation costs recognized by us during 2006 for financial statement reporting purposes under FAS 123R, based on the valuation of option awards granted in 2006 and prior years utilizing assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2006.
(5)	Amounts awarded for 2006 STIP.
(6)	Includes $76 in above-market interest earned on Non-Qualified Deferred Compensation.
(7)	Includes $77 in above-market interest earned on Non-Qualified Deferred Compensation and $46,496 for the change in the present value of the accrued benefit for the last fiscal year.
(8)	Includes $0.57 in above-market interest earned on Non-Qualified Deferred Compensation and $5 for the change in the present value of the accrued benefit over the last fiscal year.
(9)	Includes $208 in above-market interest earned on Non-Qualified Deferred Compensation and $26,970 for the change in the present value of the accrued benefit over the last fiscal year.
(10)	Includes $7 in above-market interest earned on Non-Qualified Deferred Compensation.

(11)	The change in Pension Value is calculated as the difference between the present value of the accrued benefit as of December 31, 2005 and December 31, 2006. The present value as of December 31, 2005 was calculated by discounting the accrued benefit payable at normal retirement age using a 5.8% discount rate and the 1994 Group Annuity Reserving mortality table. The present value as of December 31, 2006 utilized the same method, but used a discount rate of 6.0%.
(12)	All Other Compensation consists of the following:

	Profit Sharing Plan

Name	Match $	Profit Sharing $	Excess $	Retention $(a)	Car $(b)	Dividends $(c)	Tax Gross-ups $	Total $

H. Chris Killingstad	6,600	12,779	35,583	—	—	3,213	1,412	59,587
Thomas Paulson	6,600	—	181	—	—	831	—	7,612
Anthony T. Brausen	1,882	—	7,371	420,355	—	318	—	429,926
Patrick J. O’Neill	6,600	8,728	3,598	—	—	1,336	—	20,262
Anthony Lenders	—	—	—	—	25,789	1,275	—	27,064
Thomas J. Dybsky	6,600	9,820	12,219	—	—	1,810	—	30,449
Heidi M. Hoard	6,600	9,129	6,762	—	—	869	1,412	24,772

(a)	Retention payments earned in 2006, pursuant to Mr. Brausen’s Retention Agreement.
(b)	Company car expenses paid for Mr. Lenders in accordance with his employment contract.
(c)	Includes dividends earned in 2006 on stock awards, either paid in cash or reinvested into a dividend reinvestment plan account.

GRANTS OF PLAN BASED AWARDS IN 2006

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

			Threshold ($)		Target ($)		Maximum ($)		Target (#)		Maximum (#)

H. Chris Killingstad	2/14/2006	2/14/2006			192,375	(1)	384,750	(1)	16,906	(1)	33,812	(1)						448,854	(7)
			148,201	(3)	329,337	(3)
	2/15/2006	2/14/2006											3,732	(4)				99,085
	1/3/2006	2/15/2005											962	(2)				25,012
Thomas Paulson	3/23/2006	2/14/2006			40,759	(1)	81,518	(1)	3,804	(1)	7,608	(1)						100,996	(7)
			45,773	(3)	101,717	(3)
	3/23/2006	2/14/2006													10,000	(6)	24.995	74,731
	3/23/2006	2/14/2006											2,374	(2)(6)				49,990
Anthony T. Brausen(5)
Patrick J. O’Neill	2/14/2006	2/14/2006			13,434	(1)	26,868	(1)	1,180	(1)	2,360	(1)						31,329	(7)
			20,100	(3)	44,666	(3)
	2/15/2006	2/14/2006											862	(4)				22,886
Anthony Lenders	2/14/2006	2/14/2006	52,650	(3)	117,000	(3)
	2/15/2006	2/14/2006											414	(4)				10,992
	1/3/2006	2/15/2005											462	(2)				12,012
Thomas J. Dybsky	2/14/2006	2/14/2006			39,000	(1)	78,000	(1)	3,426	(1)	6,852	(1)						90,960	(7)
			46,475	(3)	103,277	(3)
	2/15/2006	2/14/2006											2,442	(4)				64,835
	1/3/2006	2/15/2005											462	(2)				12,012
Heidi M. Hoard	2/14/2006	2/14/2006			35,100	(1)	70,200	(1)	3,084	(1)	6,168	(1)						81,880	(7)
			41,827	(3)	92,949	(3)
	2/15/2006	2/14/2006											1,242	(4)				32,975
	1/3/2006	2/15/2005											462	(2)				12,012

(1)	The 2006 LTIP was awarded under the terms and conditions of the 1995 Stock Incentive Plan. A positive EP improvement would result in a minimum payout of 32% which is reflected at the target amount. The maximum payout is 200% of target. The 2006 LTIP is paid 30% in cash and 70% in common stock.
(2)	In lieu of executive perquisites, we provide an annual grant of restricted stock. In 2006, these ranged from $12,000 to $25,000 and were awarded under the terms and conditions of the 1999 Stock Incentive Plan.
(3)	The 2006 STIP threshold for positive EP improvement is 45% of target. The STIP does not have a maximum, although the portion of any payout that exceeds 200% of target will be paid in restricted stock, vesting 50% per year over two years.
(4)	Shares awarded under the terms and conditions of the 1999 Stock Incentive Plan for 2005 STIP for the portion that exceeded 200% of target. Payout calculated based on closing price on 2/14/2006.
(5)	Mr. Brausen was no longer a Named Executive Officer at the time of the 2006 grants.
(6)	Mr. Paulson was granted 10,000 stock options and 2,000 restricted shares as a one-time hiring bonus.
(7)	Grant Date Fair Value calculated based on target number of shares.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)

H. Chris Killingstad	40,000	(1)			20.995	4/8/2012
	27,200	(1)			15.375	2/19/2013
	12,800		6,400	(1)	20.815	2/17/2014
							4,694	(2)	136,126
										64,918	(3)	1,882,622
Thomas Paulson			10,000	(1)	24.995	3/23/2016
							2,374	(4)	68,846
										3,804	(5)	110,316
Anthony T. Brausen	0		0				0			0
Patrick J. O’Neill	1,800	(1)			22.425	2/22/2011
	5,600	(1)			17.450	2/21/2012
	5,000	(1)			15.375	2/19/2013
	2,666		1,334	(1)	20.815	2/17/2014
							1,612	(6)	46,748
										2,774	(7)	80,446
Anthony Lenders	5,068	(1)			15.375	2/19/2013
	4,934		4,934	(1)	20.815	2/17/2014
							876	(8)	25,404
Thomas J. Dybsky	4,800	(1)			18.500	9/28/2008
	7,600	(1)			17.563	2/24/2009
	20,388	(1)			16.063	2/24/2010
	6,600	(1)			22.425	2/22/2011
	16,300	(1)			17.450	2/21/2012
	14,200	(1)			15.375	2/19/2013
	7,333		3,667	(1)	20.815	2/17/2014
	5,000		10,000	(1)	23.710	11/8/2015
							2,904	(9)	84,216
										7,772	(10)	225,388
Heidi M. Hoard	3,000	(1)			18.775	8/4/2013
	3,066		1,534	(1)	20.815	2/17/2014
	5,000		10,000	(1)	23.710	11/8/2015
							1,704	(11)	49,416
										4,918	(12)	142,622

(1)	Stock option granted with a ten year term became exercisable in 33.33% increments on each yearly anniversary of the date of the grant, which was ten years prior to the expiration date.
(2)	Restricted stock award of 3,732 shares granted on 2/15/06 will vest in 50% increments on each yearly anniversary of the date of the grant. Restricted stock award of 962 shares granted on 1/3/06 will vest 100% on 12/31/07.
(3)	Performance unit award of 40,000 units granted 11/8/05 will vest on 11/30/08, 11/30/09, or 11/30/10 if the specified performance conditions are met. 2005 LTIP award of 8,012 units granted on 2/15/05 will vest on 12/31/07 if the specified performance conditions are met. 2006 LTIP award of 16,906 units granted on 2/14/06 will vest on 12/31/08 if the specified performance conditions are met.
(4)	Restricted stock award of 2000 shares granted on 3/23/06 will vest 100% on 3/23/07. Restricted stock award of 374 shares granted on 3/23/06 will vest 100% on 12/31/07.
(5)	2006 LTIP award of 3804 units granted 3/22/06 will vest on 12/31/08 if the specified performance conditions are met.
(6)	Restricted stock award of 750 shares granted on 5/18/05 will vest 100% on 5/18/07. Restricted stock award of 862 shares granted on 2/15/06 will vest in 50% increments on each yearly anniversary of the date of the award.
(7)	2005 LTIP award of 1,594 units granted on 2/15/05 will vest on 12/31/07 if the specified performance conditions are met. 2006 LTIP award of 1,108 units granted on 2/14/06 will vest on 12/31/08 if the specified performance conditions are met.
(8)	Restricted stock award of 462 shares granted on 1/3/06 will vest 100% on 12/31/07. Restricted stock award of 414 shares granted on 2/15/2006 will vest 50% on 1/3/07 and 50% on 2/15/07.

(9)	Restricted stock award of 462 shares granted on 1/3/06 will vest 100% on 12/31/07. Restricted stock award of 2,442 shares granted on 2/15/06 will vest in 50% increments on each yearly anniversary of the date of the award.
(10)	2005 LTIP award of 4,346 units granted on 2/15/05 will vest on 12/31/07 if the specified performance conditions are met. 2006 LTIP award of 3,426 units granted 2/14/06 will vest on 12/31/08 if the specified performance conditions are met.
(11)	Restricted stock award of 462 shares granted on 1/3/06 will vest 100% on 12/31/07. Restricted stock award of 1,242 shares granted on 2/15/06 will vest in 50% increments on each yearly anniversary of the date of the award.
(12)	2005 LTIP award of 1,834 units granted 2/15/05 will vest on 12/31/07 if the specified performance conditions are met. 2006 LTIP award of 3,084 units granted on 2/14/06 will vest on 12/31/08 if the specified performance conditions are met.
(13)	Assumes payout at target level of performance.

OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

H. Chris Killingstad	10,000	128,185	3,929		120,682
Thomas Paulson	—	—	—		—
Anthony T. Brausen	16,440	78,968	—		—
Patrick J. O’Neill	—	—	501	(1)	15,611
Anthony Lenders	—	—	2,563		78,554
Thomas J. Dybsky	—	—	2,031	(2)	61,977
Heidi M. Hoard	—	—	595		18,540

(1)	Includes 251 shares that Mr. O’Neill would have received pursuant to his 2004 LTIP, but for Mr. O’Neill’s election to defer receipt of these shares. The amount is included in the Non-Qualified Deferred Compensation Table.
(2)	Includes 1,425 shares that Mr. Dybsky would have received pursuant to his 2004 LTIP, but for Mr. Dybsky’s election to defer receipt of these shares. The amount is included in the Non-Qualified Deferred Compensation Table.

Tennant Company Pension Plan

The Tennant Company Pension Plan provides fixed retirement benefits for certain employees of our Company. The Plan is open to employees hired on or before December 31, 2000 who met the Plan’s participation requirements on or before that date and who elected to remain in the Plan after December 31, 2000. No employees hired on or after January 1, 2001 are eligible to participate in this plan.

Under the Pension Plan, the normal retirement benefit is calculated as the participant’s years of credited service up to 30 years, times the difference between: (a) 1.4% of the participant’s five-year final average pay excluding bonus, overtime or other special forms of remuneration, and (b) 0.609% of the participant’s three-year final average W-2 compensation, or social security covered compensation, if less. Participants may retire with an unreduced benefit at age 65, or, if earlier, when the sum of their age and service is equal to or greater than 85. Optional forms of benefit may be elected that are actuarially equivalent to the normal form of benefit. Currently under ERISA, as amended, the maximum annual amount that can be paid during 2007 to any individual is $180,000. Amounts in excess of that maximum as well as amounts based on compensation that is excluded from the Plan formula by ERISA or the terms of the Plan are covered under the Tennant Company Excess Benefit Plan.

Tennant Company Excess Benefit Plan

The Tennant Company Excess Benefit Plan is a component of the Tennant Company Executive Deferred Compensation Plan that provides additional retirement benefits for selected highly compensated employees participating in the Tennant Company Pension Plan. Employees participating in the Excess Benefit Plan will receive a retirement benefit equal to the additional benefits which would have been provided under the Pension Plan if (a) the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code were not applicable, and (b) management bonuses were included in certified earnings for the year in which they were earned, and (c) compensation deferred under the terms of the Executive Deferred Compensation Plan were included in certified earnings for the plan year in which such amounts would have been paid in the absence of the deferral.

PENSION BENEFITS FOR 2006

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

H. Chris Killingstad	Tennant Pension Plan	—	$—	$—
	Tennant Executive Deferred Compensation Plan(1)	—	$—	$—
Thomas Paulson	Tennant Pension Plan	—	$—	$—
	Tennant Executive Deferred Compensation Plan(1)	—	$—	$—
Anthony T. Brausen	Tennant Pension Plan	—	$—	$72,436
	Tennant Executive Deferred Compensation Plan(1)	—	$—	$43,698
Patrick J. O’Neill	Tennant Pension Plan	—	$—	$—
	Tennant Executive Deferred Compensation Plan(1)	0.50	$304	$—
Anthony Lenders	Tennant Pension Plan	—	$—	$—
	Tennant Executive Deferred Compensation Plan(1)	—	$—	$—
Thomas J. Dybsky	Tennant Pension Plan	8.25	$121,666	$—
	Tennant Executive Deferred Compensation Plan(1)	8.25	$35,042	$—
Heidi M. Hoard	Tennant Pension Plan	—	$—	$—
	Tennant Executive Deferred Compensation Plan(1)	—	$—	$—

(1)	Defined Benefit portion of the Non-Qualified Deferred Compensation Plan. These amounts are not included in the Non-Qualified Deferred Compensation Table.

Non-Qualified Deferred Compensation for 2006

Three elements of total compensation may be deferred: base salary, STIP payouts, and LTIP payouts. Our named executive officers may elect to defer 0-25% of their 2006 base salary, 0-100% of their 2006 STIP payout, and 0-100% of their LTIP payout.

The interest rate for 2006 Non-Qualified Deferred Compensation was 5.57%. This amount was calculated based on the 10-year bond rating as of November 8, 2005, with one percentage point being added to yield the interest rate of 5.57%.

Mr. Brausen elected to withdraw a portion of his Non-Qualified Deferred Compensation upon his resignation from our Company.

NON-QUALIFIED DEFERRED COMPENSATION IN 2006

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

H. Chris Killingstad	—		35,583	(3)	2,214	(4)	—	76,543
Thomas Paulson	—		181	(3)	—		—	181
Anthony T. Brausen	—		7,371	(3)	2,251	(4)	61,893	7,371
Patrick J. O’Neill	15,601	(1)	3,598	(3)	17	(4)	—	19,508
Anthony Lenders	—		—		—		—	—
Thomas J. Dybsky	88,809	(2)	12,219	(3)	6,097	(4)	—	213,813
Heidi M. Hoard	—		6,762	(3)	199	(4)	—	10,440

(1)	Includes 50% of 2004 LTIP which vested on 12/31/06. The portion of the 2004 LTIP recognized as compensation cost in 2006 is reported under the Stock Awards column of the Summary Compensation Table.
(2)	Includes 100% of the 2004 LTIP which vested on 12/31/06. The portion of the 2004 LTIP recognized as compensation cost in 2006 is reported under the Stock Awards column of the Summary Compensation Table.
(3)	Also included in the All Other Compensation column of the Summary Compensation Table.
(4)	Amount includes the above-market interest of 0.19% earned on Non-Qualified Deferred Compensation, which is reported in the Summary Compensation Table.

Potential Payments upon Termination or Change-in-Control

We are a party to agreements with certain of our executive officers that together establish the terms of the employment relationship between us and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively these agreements are referred to as the “Executive Agreements,” and consist of an Executive Employment Agreement and a Management Agreement. Mr. O’Neill is the only named executive officer who has not been a party to an Executive Agreement.

The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability. No severance payments are made to executives who are terminated for cause. An executive agrees under the Executive Agreements not to compete with us during employment or for a period of 12 months after employment ends, not to disclose our confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit our employees or customers for a period of 12 months after employment ends. Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12 month post-employment period, and signing a release of claims in favor of the Company. The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.

As described below, our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control of the Company.

Executive Employment Agreement

The Executive Employment Agreement describes the rights and obligations of the Company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a Change in Control. Under the Executive Employment Agreement:

•	Upon any termination of employment, an executive will receive any earned but unpaid base salary, vacation pay, and STIP payments for the preceding year.

•	Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.

•	Upon termination by us without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to the executive’s full-year STIP award that would have been payable for the year of termination if all performance targets had been met and the executive had been employed for the full year, and (iii) continued Company contributions to medical/dental coverage and group insurance coverage for up to 12 months. The timing of the payment of certain of these amounts depends on the nature of the termination:

°	If a termination without cause occurs, the executive is paid his or her base salary in accordance with our regular payroll practices for a period of twelve consecutive months following the date of termination. The executive’s STIP payment is made at the normal payment date and the life insurance premiums will be paid in a lump sum as soon as practicable after the termination date. However, to the extent the total of such payments would exceed the amount that would otherwise cause it to be considered a deferral of compensation under §409A of the Internal Revenue Code, payment of the excess will not be made earlier than the first day of the seventh month after termination.

°	If a termination for good reason occurs, an executive is paid one-half of his or her annual base salary amount on the first day of the seventh month following the termination date and the remaining one-half over six months in accordance with our regular payroll practice. The executive’s STIP payment is made the later of the normal payment date and the first day of the seventh month following the termination date. The life insurance premiums will be paid in a lump sum on the first day of the seventh month following the termination date.

For purposes of the Executive Employment Agreement, “cause” means (i) a material breach of the agreement and such breach is not remedied within thirty days after receiving written notice from us; (ii) an executive’s dishonest act or acts intended to result in gain or personal enrichment at our expense; (iii) an executive’s persistent and willful failure to perform his or her duties that constitutes gross neglect and is not remedied within ninety days of receipt of written notice from us; or (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Executive Employment Agreement, “good reason” means (i) our material breach of the agreement and such breach is not remedied within thirty days of our receipt of written notice, or (ii) we assign the executive duties and responsibilities that are substantially inconsistent with, or materially diminish the executive’s position, and such assignment was made other than for cause or on account of disability.

Management Agreement

Recognizing the need to retain executives in our service if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreement provides for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control. Under the Management Agreement:

•	If within three years of a change in control an executive is involuntary terminated without cause or terminates his or her employment for good reason, then change in control severance compensation consists of: (i) an amount equal to three times the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00; (ii) a pro-rata payment of the executive’s short-term incentive plan award for the year of termination, assuming all performance targets were met; and (iii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to three years following the change in control.

•	If an executive voluntarily terminates employment without good reason during the thirteenth month after a change in control, then change in control severance compensation consists of: (i) an amount equal to the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00; and (ii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to twelve months following the executive’s termination date.

•	If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change in control severance compensation will be payable consistent with the first bullet point above.

•	If an executive’s employment is terminated due to death or disability and the executive is not otherwise entitled to payments or benefits under either of the first two bullet points above, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

For purposes of the Management Agreement, “cause” is defined more narrowly than under the Executive Employment Agreement, and means: (i) an executive’s persistent and willful failure to perform his or her duties that constitutes gross neglect and is not remedied within ninety days of receipt of written notice from us; or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Management Agreement, “good reason” is defined more broadly than under the Executive Employment Agreement, and includes the following in addition to the factors cited in the Executive Employment Agreement: (i) the executive is not given substantially equivalent or greater title, duties, responsibilities, authority, salary or other remuneration and fringe benefits as compared to his or her status or remuneration before the change in control; (ii) we fail to obtain assumption of the Management Agreement by any successor; (iii) we require the executive to relocate to any place other than a location within twenty-five miles of the location at which the executive performed duties immediately prior to the change in control, or (iv) we require that the executive travel on Company business to a substantially greater degree than required immediately prior to the change in control.

For purposes of the Management Agreement, “change in control” means: (i) a majority of our directors are individuals who were not appointed by our Board to fill vacancies on the Board and were not supported by our Board for election by our shareholders; (ii) 35% or more of our common stock or of the voting power of our securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans); (iii) we consummate a merger with or into another entity, unless the surviving entity is more than 50% owned by our shareholders prior to the merger in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity; (iv) we consummate an exchange of our voting securities for cash, securities or other property, unless our shareholders receive in the exchange voting securities of a parent corporation that is more than 50% owned by our shareholders prior to the exchange in substantially the same proportions; (v) we consummate a sale or other disposition of all or substantially all of our assets; (vi) our shareholders approve a definitive plan to liquidate or dissolve the Company; (vii) we enter into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control ultimately occurs; or (viii) a tender or exchange offer or proxy contest is commenced that ultimately results in a change in control described in clauses (i) or (ii) above.

Change in control severance compensation under the Management Agreement, as well as any other compensation under other plans or agreements that is contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.”

Change in control severance payments under the Management Agreement are generally payable in a lump sum at the start of the seventh month following the termination of employment, except to the extent that earlier payment would not cause them to be considered a deferral of compensation under §409A of the Internal Revenue Code.

Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement. Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability. Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of termination due to the executive’s retirement, or any such longer period as the committee administering the plan may permit. For purposes of our equity compensation plans, “retirement” is generally defined as termination on or after age 55, provided that the executive has been employed by us or our affiliates for at least ten years, or termination of employment on or after age 62, provided, under certain plans, that the executive has given us at least six months prior written notice of such termination.

The plans generally allow for a pro-rata portion of any performance shares to be paid out upon an executive’s death, disability or retirement. The payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period.

A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement. The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. All restrictions are lifted with respect to such pro-rated shares.

Assuming that a termination event or change in control occurred on December 31, 2006, the total compensation payable to each named executive officer who was employed by us on such date is:

PAYMENTS DUE UPON TERMINATION WITHOUT CAUSE
OR TERMINATION FOR GOOD REASON

Name	Base Salary ($)	Benefits ($)	Total ($)

H. Chris Killingstad	475,000	6,593	481,593
Thomas Paulson	305,000	6,593	311,593
Anthony Lenders	334,281	1,320	335,602
Thomas J. Dybsky	260,000	6,461	266,461
Heidi M. Hoard	234,000	132	234,132

PAYMENTS DUE UPON TERMINATION WITHIN
THREE YEARS OF THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation *3 - $1 ($)	Benefits ($)	Total ($)

H. Chris Killingstad	1,652,723	19,779	1,672,502
Thomas Paulson	768,824	19,779	788,603
Anthony Lenders	946,112	3,960	950,073
Thomas J. Dybsky	929,006	19,383	948,389
Heidi M. Hoard	636,200	396	636,596

(1)	Named Executive Officers would also receive Option Acceleration. Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability, or Retirement Table.

PAYMENTS DUE UPON VOLUNTARY RESIGNATION WITHOUT GOOD REASON DURING
THE THIRTEENTH MONTH AFTER THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation – $1 ($)	Benefits ($)	Total ($)

H. Chris Killingstad	550,907	6,593	557,500
Thomas Paulson	256,274	6,593	262,867
Anthony Lenders	315,370	1,320	316,690
Thomas J. Dybsky	309,668	6,461	316,129
Heidi M. Hoard	212,066	132	212,198

(1)	Named Executive Officers would also receive Option Acceleration. Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability, or Retirement Table.

ADDITIONAL POTENTIAL BENEFITS UPON CHANGE IN CONTROL OR
TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT

Name	Value of Options ($)

H. Chris Killingstad	52,384
Thomas Paulson	40,050
Patrick J. O’Neill	10,919
Anthony Lenders	40,385
Thomas J. Dybsky	82,914
Heidi M. Hoard	65,456

The form of Management Agreement signed by Mr. Lenders, as well as certain of our equity stock incentive plans, have definitions that differ slightly from our existing form of Management Agreement, including slight variations in the definition of a “change in control.” For example, the form of Management Agreement signed by Mr. Lenders and certain of our prior equity incentive plans provide that a “change in control” occurs upon a change in ownership of 30% of the voting power of our securities, whereas our current agreements are triggered by a change in ownership of 35% of the voting power of our securities. As a result, the triggering events under our equity incentive plans or Mr. Lenders’ Management Agreement may occur under slightly different circumstances than under our current form of Management Agreement.

ITEM 3 – APPROVAL OF 2007 STOCK INCENTIVE PLAN

Introduction

Our Board of Directors, upon recommendation of the Compensation Committee of the Board, approved the Tennant Company 2007 Stock Incentive Plan (the “2007 Plan”) to be effective upon shareholder approval at the Annual Meeting. Upon obtaining shareholder approval of the 2007 Plan, we will cease grants of future awards under our 1999 Stock Incentive Plan (the “1999 Plan”), except as provided below, the Non-Employee Director Stock Option Plan and the Restricted Stock Plan for Non-Employee Directors.

We are adopting the 2007 Plan as a continuing step toward aggregating our equity compensation programs into one plan to reduce the complexity of our equity compensation programs. In 2006, our shareholders approved the amendment and restatement of our 1999 Stock Incentive Plan, which consolidated all of the equity compensation plans for our employees into one plan. The 2007 Plan will further consolidate our plans by also providing for equity awards to our non-employee directors.

The 2007 Plan is similar to our prior 1999 Plan, although it contains certain new or revised terms, including:

•	Full value share awards, such as restricted stock and performance units, will count as 2.2 shares against the 1.5 million shares of our Common Stock reserved for issuance under the 2007 Plan.

•	Repricing of options and stock appreciation rights is prohibited without shareholder approval.

•	Restricted stock awards and stock options issued to employees must have a minimum vesting period of three years, except in limited exceptions.

•	Awards will generally terminate immediately if a participant’s employment is terminated for cause.

•	The definition of a “change of control” has been modified to conform to the definition in our executive employment and management agreements. Among other changes, this revised definition provides that a change of control does not occur immediately upon shareholder approval of certain business combination transactions, but rather only occurs if the transaction is consummated.

•	Shares tendered to us or retained by us in settlement of an Award may not become available for issuance under the Plan because we have prohibited liberal share counting provisions.

Consistent with our prior equity compensation plans, the 2007 Plan continues to provide the following terms:

•	All awards must be issued at fair market value; as a result, the 2007 Plan prohibits discounted awards.
•	Our Compensation Committee, consisting of independent directors, administers the 2007 Plan.

In addition, the 2007 Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), regarding deductibility of executive compensation, and we are seeking approval from shareholders of the performance measures set forth in the 2007 Plan.

Our Compensation Committee and Board of Directors believe that stock-based compensation programs are a key element in achieving our continued financial and operational success. Our compensation programs have been designed to motivate key personnel to produce a superior shareholder return.

SHARES AVAILABLE FOR GRANT UNDER EQUITY COMPENSATION PLANS

The table below shows, as of March 1, 2007, the shares reserved for issuance of outstanding awards and available for future grant under each of our equity compensation plans in which our employees and non-employee directors are eligible to participate. The table also shows the number of shares that will be available for future grant under each equity compensation plan following approval of the 2007 Plan by our shareholders.

	Current		After Approval of 2007 Plan

	Shares Reserved for Issuance of Outstanding Awards(1)	Shares Available for Future Awards	Shares Reserved for Issuance of Outstanding Awards	Shares Available for Future Awards

1992 Plan (Expired)	98,992	0	98,992	0
1995 Plan (Terminated)	427,361	0	427,361	0
1998 Plan (Terminated)	0	0	0	0
1999 Plan(2)	1,152,282	7,778	1,152,282	0
Non-Employee Director Stock Option Plan(2)	118,056	127,944	118,056	0
Restricted Stock Plan for Non-Employee Directors(2)	0	117,902	0	0
2007 Plan	—	—	0	1,500,000

Total	1,796,691	254,379	1,796,691	1,500,000

(1)	Shares reserved for issuance of outstanding awards at March 1, 2007 consist of the following:
	Types of Awards		Weighted Average Exercise Price of Options/SARs	Weighted Average Term to Expiration

	Options/SARs	Full Value Awards

1992 Plan (Expired)	98,992	0	$18.31	1.993
1995 Plan (Terminated)	243,421	183,940	$22.08	5.536
1998 Plan (Terminated)	0	0	—	—
1999 Plan(2)	961,792	190,490	$19.21	4.644
Non-Employee Director Stock Option Plan(2)	118,056	0	$19.96	4.448
Restricted Stock Plan for Non-Employee Directors(2)	0	0	—	—

(2)	Denotes plans that will terminate as to future grants upon shareholder approval of the 2007 Plan, except that the 1999 Plan will remain available for grants of reload options upon exercise of previously granted options with one-time reload features. As described below, we have not granted options with reload features since 2004 and have no plans to grant options with reload features in the future.

Summary of the 2007 Plan

The 2007 Plan will be effective when approved by our shareholders at the Annual Meeting.

A copy of the 2007 Plan is attached to this Proxy Statement as Appendix A, and this discussion is qualified in its entirety by reference to the full text of the 2007 Plan.

Purpose of the 2007 Plan

The purpose of the 2007 Plan is to promote the interests of our Company and our shareholders by providing key personnel of our Company and our affiliates with an opportunity to acquire a proprietary interest in our Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of our Company and our affiliates. In addition, the opportunity to acquire a proprietary interest in our Company will aid in attracting and retaining key personnel of outstanding ability. The 2007 Plan is also intended to provide the non-employee directors serving on our Board of Directors with an opportunity to acquire a proprietary interest in our Company, to compensate these non-employee directors for their contributions to our Company and to aid in attracting and retaining non-employee directors.

Administration

The 2007 Plan is administered by our Compensation Committee (the “Committee”). The Committee has the authority to establish, amend and waive rules relating to the 2007 Plan and to determine the timing and identity of participants, the amount of any awards and other terms and conditions of awards. The Committee may delegate its responsibilities under the 2007 Plan to members of our management or to others with respect to the selection and grants of awards to employees who are not deemed to be officers, directors or 10% shareholders of our Company under applicable Federal securities laws.

The regulations under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) require that the directors who serve as members of the Committee must be “outside directors.” The 2007 Plan provides that directors serving on the Committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the Committee directors who are (i) current employees of our Company or an affiliate, (ii) former employees of our Company or an affiliate receiving compensation for past services, other than benefits under a tax-qualified pension option plan, (iii) current and former officers of our Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from our Company or an affiliate in any capacity, other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934.

Eligibility

All employees of our Company and our affiliates are eligible to receive awards under the 2007 Plan. We currently have approximately 2,600 employees. Awards other than incentive stock options (see “Types of Awards” below) also may be awarded by the Committee to individuals who are not employees but who provide services to us or our affiliates in the capacity of a non-employee director or an independent contractor.

Number of Shares Available for Issuance under 2007 Plan

The total number of shares of our Common Stock available for distribution under the 2007 Plan is 1,500,000, subject to adjustment for future stock splits, stock dividends and similar changes in the our capitalization. We have used a fungible share pool design for the 2007 Plan. As a result, all shares subject to stock options and stock appreciation rights will count as one share against the pool of authorized shares, whereas all other awards, such as restricted stock and performance units, count as two and two-tenths shares against the pool of authorized shares. Any shares of our Common Stock subject to an award under the 2007 Plan that expires unexercised, that is forfeited, terminated or canceled, that is settled in cash, for which the terms and conditions of the Award are not met or otherwise does not result in the issuance of shares of Common Stock, may again be used for an award under the 2007 Plan; provided that the gross number of shares with respect to which a stock appreciation right has been exercised may not again be awarded under the plan if such exercise is settled in shares.

No participant may receive (i) any combination of stock options and stock appreciation rights relating to more than 50,000 shares in the aggregate or (ii) performance units relating to more than 100,000, in any year under the 2007 Plan.

The closing sale price of a share of our Common Stock on the New York Stock Exchange on March 1, 2007 was $30.30 per share.

Types of Awards

The types of awards that may be granted under the 2007 Plan include incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance units, and other stock-based awards. Subject to certain restrictions applicable to incentive stock options, awards will be exercisable by the recipients at such times as are determined by the Committee, but in no event may the term of an award be longer than ten years after the date of grant.

In addition to the general characteristics of all of the awards described in this proxy statement, the basic characteristics of awards that may be granted under the 2007 Plan are as follows:

Incentive and Non-Qualified Stock Options.    Both incentive and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine but not less than 100% of their fair market value (as defined in the 2007 Plan) as of the date the option is granted. We determine fair market value of our Common Stock based on the closing price of our stock on the New York Stock Exchange on the day preceding the date of grant; however, if the grant of an option occurs after the close of market, then we use the closing price of our stock on that day. Stock options may be granted and exercised at such times as the Committee may determine, except that, unless applicable federal tax laws are modified, the aggregate fair market value of the shares our Common Stock with respect to which incentive stock options may first become exercisable in any calendar year for any employee may not exceed $100,000 under the 2007 Plan or any other plan we have in effect. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns more than 10% of the combined voting power of all classes of our stock.

The purchase price payable upon exercise of options may be paid in cash, or, if the Committee permits, by reducing the number of shares delivered to the participant or by delivering stock already owned by the participant (where the fair market value of the shares withheld or delivered on the date of exercise is equal to the option price of the stock being purchased), or in a combination of cash and such stock, unless otherwise provided in the related agreement. The participants may also simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price.

Stock Appreciation Rights.    The value of a stock appreciation right granted to a recipient is determined by the appreciation in our Common Stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The recipient receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of our Common Stock to which the right relates determined as of the date the stock appreciation right is granted. A stock appreciation right may be granted in connection with a previously or contemporaneously granted option, or independent of any option.

Performance Units.    Performance units entitle the recipient to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. With respect to recipients who are “covered employees” under Section 162(m) of the Code, such performance targets will consist of one or any combination of two or more of earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profits after taxes), economic profit, inventory, total or net operating asset turnover, operating income, total shareholder return, return on equity and pre-tax and pre-interest expense return on average invested capital, each of which may be expressed on a current value basis, or a growth rate or relative to a designated peer group or index of comparable companies, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate, or individual performance.

Payments with respect to stock appreciation rights and performance units may be paid, as determined by the Committee, in cash, shares of our Common Stock, or a combination of cash and shares, and payments with respect to performance units may also be paid in deferred stock units providing for deferred payments of cash and shares. The Committee may require or permit participants to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the 2007 Plan.

Restricted Stock and Other Stock-Based Awards.    Our Common Stock granted to recipients may contain such restrictions as the Committee may determine, including provisions requiring forfeiture and imposing restrictions upon stock transfer. Awards of restricted stock may, in the discretion of the Committee, provide the participant with dividends and voting rights prior to vesting. No award of restricted stock may vest earlier than three years from the date of grant, except where the Committee approves a shorter vesting period in the case of an award to attract a new executive, an issuance of restricted stock in exchange for other compensation or other limited circumstances described in the 2007 Plan. The Committee may also from time to time grant awards of unrestricted stock or other stock-based awards such as awards denominated in stock units, securities convertible into stock, and phantom securities.

No Future Grants of Reload Options.    Certain options previously issued under our prior plans provide for the issuance of “reload” options pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Exchange Act Rule 16b-3 or any other applicable law, the participant will, either automatically or subject to subsequent Committee approval, be granted a new option when the payment of the exercise price of the original option, or the payment of tax withholdings, is made through the delivery to us of shares held by such participant. The reload option will be a fully vested option to purchase the number of shares provided as consideration for the exercise price and in payment of taxes in connection with the exercise of the original option, will have a per share exercise price equal to the fair market value of a share as of the date of exercise of the original option, and will otherwise have terms and conditions as contained in the original option. Reload options do not increase the net equity position of a participant and an option grant may only be reloaded once. We have not granted options with reload features since March 1, 2004, and we do not intend to grant options with reload features in the future. In order to honor our contractual obligation to issue a reload option upon a qualifying exercise of the outstanding options with reload features, the 1999 Plan will remain available for such grants.

Acceleration of Awards, Lapse of Restrictions

The Committee may accelerate vesting requirements, performance periods, and the expiration of the applicable term or restrictions, and adjust performance targets and payments, upon such terms and conditions as are set forth in the participant’s agreement, or otherwise in the Committee’s discretion, which may include, without limitation, acceleration resulting from a “change of control” or a “fundamental change” (as those terms are defined in the 2007 Plan), or the participant’s death, disability, or retirement.

Duration, Adjustments, Modifications, Terminations

The 2007 Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and the Company on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the Committee, unless such amendments are determined by the Committee to be materially adverse to the participant and are not required as a matter of law. No amendment shall reduce the exercise price of, or “reprice,” any outstanding award, without shareholder approval.

The 2007 Plan will remain in effect until the tenth anniversary of its effectiveness, which will occur upon shareholder approval, or such earlier date on which the 2007 Plan is terminated. The 2007 Plan also gives the Board the right to amend, modify, terminate or suspend the Plan, except that amendments to the Plan are subject to shareholder approval if needed to comply with the New York Stock Exchange listing rules.

In the event of a “fundamental change,” recapitalizations, stock dividends, stock splits, or other relevant changes, the Committee has the discretion to adjust the number and type of shares available for awards or the number and type of shares and amount of cash subject to outstanding awards, the option exercise price of outstanding options, and outstanding awards of performance units and payments with regard thereto. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such events as may be specified in the related agreements, which may include a “change of control.” Under the 2007 Plan, the Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the recipients in the event of a “fundamental change” (defined as certain dissolutions, liquidations, mergers, consolidations, statutory share exchanges, or other similar events involving the Company).

Federal Tax Considerations

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with awards under the 2007 Plan.

Incentive Stock Options.    A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted under the 2007 Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a “disqualifying disposition”), such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequence of such disqualifying disposition will be as described above.

The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

Non-Qualified Stock Options.    A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time a non-qualified stock option is granted under the 2007 Plan. At the time of exercise of a non-qualified stock option, the recipient will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Stock Appreciation Rights and Performance Units.    Generally: (a) the recipient will not realize income upon the grant of a stock appreciation right or performance unit award; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of Common Stock are delivered to the recipient upon exercise of a stock appreciation right or in payment of the performance unit award; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the recipient upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock.    Unless the recipient files an election to be taxed under Section 83(b) of the Code: (a) the recipient will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

With respect to awards of unrestricted stock: (a) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction upon the grant of the unrestricted stock and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

When the recipient disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Withholding.    The 2007 Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

The Board of Directors recommends a vote FOR approval of the 2007 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, as of December 31, 2006.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))

Equity compensation plans approved by security holders	1,794,191	$19.53	339,601
Equity compensation plans not approved by security holders	0	0	0

Total	1,794,191	$19.53	339,601

(1)	Amount includes outstanding awards under the 1992 Stock Incentive Plan, the 1993 Non-Employee Director Plan, the 1995 Stock Incentive Plan, the 1997 Non-Employee Director Stock Option Plan, the 1998 Management Incentive Plan, and the 1999 Stock Incentive Plan, each as amended (the “Plans”). Amount includes 1,543,003 shares of Common Stock that may be issued upon exercise of outstanding stock options under the Plans. Amount also includes 18,302 shares of Common Stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans. Amount also includes 5,261 shares of Common Stock that may be issued upon settlement of deferred stock units (phantom stock) under the Plans. Stock appreciation rights and deferred stock units may be settled in cash, stock or a combination of both. Amount also includes 245,927 shares of Common Stock that may be issued upon settlement of performance shares. Column (a) includes the maximum number of shares that could be issued upon a complete distribution of all outstanding stock options, stock appreciation rights, and deferred stock units and performance shares. Amount excludes awards under the 2004 Long-Term Incentive Plans that are denominated in cash but paid in shares because the number of shares will depend on the level of performance and the value of the Company’s Common Stock upon payment.
(2)	Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 5, 2007, information regarding:

•	Beneficial owners of more than 5% of our Common Stock,
•	Ownership by directors and director nominees,
•	Ownership by the named executive officers as listed in the Summary Compensation table, and
•	Ownership by all directors and all executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Vanguard Fiduciary Trust[1] Company 500 Admiral Nelson Blvd. Malvern, PA 19355	1,990,941 shares[2] Vanguard has sole voting authority for 0 shares, shared voting authority for 1,990,941 shares, sole investment authority for 0 shares, and shared investment authority for 1,990,941 shares.	10.6%
Royce & Associates, LLC[1] 1414 Avenue of the Americas New York, NY 10019	1,020,600 shares Royce & Associates LLC has sole voting authority for 1,020,600 shares, shared voting power for 0 shares, sole investment authority for 1,020,600 and shared investment authority for 0 shares.	5.4%
Wellington Management Company, LLP[1] 75 State Street Boston, MA 02109	974,056 shares Wellington Management Company, LLP has sole voting authority for 0 shares, shared voting authority for 788,560 shares, sole investment authority for 0 shares and shared investment authority for 933,856 shares.	5.2%
H. Chris Killingstad	104,360 shares(3)(4)	*
Thomas Paulson	4,556 shares(3)(5)	*
Anthony T. Brausen	0 shares	*
Patrick J. O’Neill	21,240 shares(3)(6)	*
Anthony Lenders	16,405 shares(7)	*
Thomas J. Dybsky	93,058 shares(3)(8)	*
Heidi M. Hoard	16,593 shares(3)(9)	*
William F. Austen	329 shares(10)	*
Jeffrey A. Balagna	5,430 shares(11)	*
James T. Hale	20,942 shares(12)	*
Pamela K. Knous	39,695 shares(13)	*
David Mathieson	2,760 shares(14)	*
Edwin L. Russell	15,686 shares(15)	*
Stephen G. Shank	24,146 shares(16)	*
Frank L. Sims	31,418 shares(17)	*
Steven A. Sonnenberg	2,736 shares(18)	*
All directors and executive officers as a group (20 persons)	489,562 shares(19)	2.6%

*	An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of total.
(1)	The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2006.

(2)	This number includes 1,990,941 shares held in trust as of December 31, 2006, for the benefit of employees in certain of the Company’s employee benefit plans, all of which have been allocated to plan participants. The plan trustee votes shares allocated to participant accounts as directed by participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received. Shares held by the trustee on behalf of the plans may be disposed of by the plans or the trustee only in accordance with the terms of the plans. For tender decisions, if no instruction is received from a participant, the shares will not be tendered.
(3)	Includes shares allocated to the individual or group under the Tennant Profit Sharing and ESOP Plan.
(4)	Includes 86,400 shares covered by currently exercisable options granted to Mr. Killingstad.
(5)	Includes 0 shares covered by currently exercisable options granted to Mr. Paulson.
(6)	Includes 17,400 shares covered by currently exercisable options granted to Mr. O’Neill.
(7)	Includes 2,300 shares covered by currently exercisable options granted to Mr. Lenders.
(8)	Includes 85,888 shares covered by currently exercisable options granted to Mr. Dybsky.
(9)	Includes 12,600 shares covered by currently exercisable options granted to Ms. Hoard.
(10)	Includes 0 shares covered by currently exercisable options granted to Mr. Austen.
(11)	Includes 1,998 shares covered by currently exercisable options granted to Mr. Balagna.
(12)	Includes 12,666 shares covered by currently exercisable options granted to Mr. Hale.
(13)	Includes 24,666 shares covered by currently exercisable options granted to Ms. Knous.
(14)	Includes 0 shares covered by currently exercisable options granted to Mr. Mathieson.
(15)	Includes 0 shares covered by currently exercisable options granted to Mr. Russell.
(16)	Includes 14,466 shares covered by currently exercisable options granted to Mr. Shank.
(17)	Includes 19,666 shares covered by currently exercisable options granted to Mr. Sims.
(18)	Includes 494 shares covered by currently exercisable options granted to Mr. Sonnenberg.
(19)	Includes 330,894 shares covered by currently exercisable options granted to executive officers (including named executive officers) and directors of our Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ending December 31, 2006, except for:

•	Forms 4 for Mr. Balagna, Mr. Hale, Ms. Knous, Mr. Russell, Mr. Shank, Mr. Sims and Mr. Sonnenberg relating to restricted stock granted on May 4, 2006, were filed on May 25, 2006.
•	Forms 4/A required for Mr. Killingstad, Mr. Dybsky, Mark J. Fleigle, Rex L. Carter and Robert J. Luck relating to the forfeiture of shares for taxes owed, upon vesting on December 31, 2005, were filed on December 29, 2006.
•	Forms 4 required for Janet M. Dolan, Eric A. Blanchard, and Mr. Brausen, former executive officers of our Company, relating to the forfeiture of shares for taxes owed, upon vesting on December 31, 2005, were also filed on December 29, 2006.

Related Person Transaction Approval Policy

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of certain related person transactions. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company or an executive is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board of Directors or a committee of the Board of Directors, if such approval was required);
•	Transactions available to all employees or all shareholders of our Company on the same terms; and
•	Transactions, which when aggregated with the amount of all other transactions between the related person and our Company, involve less than $120,000 in a fiscal year.

Our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to our Board of Directors for ratification. The Board will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to our Company;
•	Whether the transaction is material to our Company;
•	The role the related person has played in arranging the related person transaction;
•	The structure of the related person transaction; and
•	The interests of all related persons in the related person transaction.

The Board may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person taking such precautionary actions as the Board deems appropriate.

Attendance of Directors at Annual Meetings

According to our Corporate Governance Principles, all members of our Board of Directors are encouraged to attend all annual meetings of shareholders. All of the directors attended the 2006 Annual Meeting of Shareholders.

Shareholder Proposals

Shareholder proposals intended to be presented at the year 2008 Annual Meeting should be sent to our Corporate Secretary at 701 North Lilac Drive, Minneapolis, MN 55422. Proposals must be received on or before November 20, 2007 to be eligible for inclusion in our Proxy Statement and form of Proxy relating to that meeting.

Shareholder proposals intended to be presented at the year 2008 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for this meeting, must be received on or before February 3, 2008. Proxies solicited by our Board of Directors for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.

See Nominations for the Board of Directors for information and requirements on how to nominate a person to the Board of Directors.

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APPENDIX A

Tennant Company
2007 Stock Incentive Plan

1.    Purpose.    The purpose of the Tennant Company 2007 Stock Incentive Plan (the “Plan”) is to promote the interests of the Company and its shareholders by providing key personnel of the Company and its Affiliates with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its Affiliates. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The Plan is also intended to provide Non-Employee Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Non-Employee Directors for their contribution to the Company and to aid in attracting and retaining Non-Employee Directors.

2.   Definitions.

2.1  The capitalized terms used elsewhere in the Plan have the meanings set forth below.

        (a)  “Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), or any successor provisions, and, for purposes other than the grant of Incentive Stock Options, any joint venture in which the Company or any such “parent corporation” or “subsidiary corporation” owns an equity interest.

        (b)  “Agreement” means a written contract (i) consistent with the terms of the Plan entered into between the Company or an Affiliate and a Participant and (ii) containing the terms and conditions of an Award in such form and not inconsistent with the Plan as the Committee shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and not required as a matter of law.

        (c)  “Award” or “Awards” means a grant made under the Plan in the form of Restricted Stock, Options, Stock Appreciation Rights, Performance Units, Stock or any other stock-based award.

        (d)  “Board” means the Board of Directors of the Company.

        (e)  “Cause” shall mean termination for (i) the Participant’s material breach of any confidentiality, non-disclosure, non-solicitation, non-competition, invention assignment or similar agreement; (ii) an act or acts of dishonesty undertaken by the Participant and intended to result in gain or personal enrichment of the Participant at the expense of the Company; (iii) persistent failure by the Participant to perform the duties of the Participant ’s employment, which failure is demonstrably willful and deliberate on the part of the Participant and constitutes gross neglect of duties by the Participant; or (iv) the indictment or conviction of the Participant for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

        (f)  “Change of Control” means one of the following:

        (i)  a majority of the directors of the Company shall be persons other than persons

        (A)  for whose election proxies shall have been solicited by the Board, or

        (B)  who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

        (ii)  35% or more of (1) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding

Company Voting Securities”) or (2) the then outstanding Shares of Stock (“Outstanding Company Common Stock”) is acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes of Control pursuant to this Section 2(f)(ii):

        (A)  any acquisition or beneficial ownership by the Company or a subsidiary of the Company, or

        (B)  any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries, or

        (C)  any acquisition or beneficial ownership by a parent entity of the Company (after giving effect to the merger or statutory share exchange) or its wholly-owned subsidiaries, as long as they shall remain wholly-owned subsidiaries, directly or indirectly of 100% of the Outstanding Company Voting Securities as a result of a merger or statutory share exchange that complies with Section 2(f)(iii)(A)(1), (2) and (3) or the exception in Section 2(f)(iii)(B) in all respects;

        (iii)  the Company consummates

        (A)  a merger of the Company with or into another entity, other than a merger in which

(1)  the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 50% of, respectively, the then outstanding common stock and the then outstanding voting power of the voting securities (or comparable equity interests) of the surviving entity in the merger or its direct or indirect parent entity in substantially the same proportions (except for those exercising statutory dissenters’ rights) as their ownership of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to the merger,

(2)  if voting securities of the direct or indirect parent entity of the Company (after giving effect to the merger) are exchanged for Outstanding Company Voting Securities in the merger, all holders of any class or series of Outstanding Company Voting Securities immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters’ rights), and

(3)  no individual, entity or group (other than a direct or indirect, parent entity that, after giving effect to the merger, directly or indirectly through one or more wholly owned subsidiaries, beneficially owns 100% of the outstanding voting securities of the entity resulting from the merger) beneficially owns, directly or indirectly, immediately after the merger, 35% or more of the voting power of the outstanding voting securities or the outstanding common stock of the entity (or comparable equity interests) resulting from the merger.

        (B)  an exchange, pursuant to a statutory exchange of Outstanding Company Voting Securities held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of Outstanding Company Voting Securities for cash, securities or other property, except for voting securities of a direct or indirect parent entity of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the Outstanding Company Voting Securities immediately after the statutory share exchange if (1) the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and the Outstanding Common Stock of the Company immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange more than 50% of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interests) of such parent entity, and (2) all holders of any class or series of Outstanding Company Voting Securities immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters’ rights), or

        (C)  a sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

        (iv)  the shareholders of the Company approve a definitive agreement or plan to liquidate or dissolve the Company.

Notwithstanding anything herein stated, no Change of Control shall be deemed to occur unless it would be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of a business under Section 409A of the Code.

        (g)  “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute, and the regulations promulgated thereunder.

        (h)  “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3.1 and constituted so as to permit grants thereby to comply with Exchange Act Rule 16b-3 and Code Section 162(m), each member of which shall be (i) an independent director within the meaning of Rule 303A of the New York Stock Exchange Listed Company Manual, (ii) considered a non-employee director within the meaning of Exchange Act Rule 16b-3 or its successor provision and (iii) an outside director for purposes of Code Section 162(m).

        (i)  “Company” means Tennant Company, a Minnesota corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

        (j)  “Deferred Stock Unit” or “DSU” means a derivative security, the value of which will be equal to the value of a Share, having such characteristics as the Committee may determine.

        (k)  “Disability” means the disability of a Participant such that the Participant is considered disabled under any retirement plan of the Company which is qualified under Section 401 of the Code, or as otherwise determined by the Committee.

        (l)  “Employee” means an employee (including an officer or director who is also an employee) of the Company or an Affiliate.

        (m)  “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time or any successor statute.

        (n)  “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as now in force and in effect from time to time or any successor regulation.

        (o)  “Fair Market Value” as of any date means, unless otherwise expressly provided in the Plan:

        (i)  the closing sale price of a Share on the date immediately preceding that date or, if no sale of the Company’s Shares shall have occurred on that date, on the next preceding day on which a sale of Shares occurred

        (A)  on the composite tape for New York Stock Exchange listed shares, or

        (B)  if the Shares are not listed on the composite tape for New York Stock Exchange listed shares, on the principal securities exchange or other system on which the Shares are then listed or traded,

        (ii)  if clause (i) is inapplicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

However, if the applicable securities exchange or system has closed for the day at the time the event occurs that triggers a determination of Fair Market Value, whether the grant of an Award, the exercise of an Option or Stock Appreciation Right or otherwise, all references in this paragraph to the “date immediately preceding that date” shall be deemed to be references to “that date.” In the case of an Incentive Stock Option, if this determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with those regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 16.

        (p)  “Fundamental Change” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

        (q)  “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Code Section 422 or any successor provision.

        (r)  “Insider” as of a particular date means any person who, as of that date is an officer of the Company as defined under Exchange Act Rule 16a-1(f) or its successor provision.

        (s)  “Non-Employee Director” means a member of the Board who is not an Employee.

        (t)  “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

        (u)  “Option” means a right to purchase Stock, including both Non-Statutory Stock Options and Incentive Stock Options.

        (v)  “Participant” means a person or entity to whom an Award is or has been made in accordance with the Plan.

        (w)  “Performance-Based Compensation” means an Award to a “covered officer” (as defined in Section 162(m)(3) of the Code) that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code.

        (x)  “Performance Period” means the period of time as specified in an Agreement over which Performance Units or any other Award subject to Performance Measures are to be earned.

        (y)  “Performance Measures” means the performance measures established by the Committee in connection with the grant of an Award. In the case of such grants intended to constitute Performance-Based Compensation, the Performance Measures shall consist of one or any combination of two or more of earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), economic profit, inventory, total or net operating asset turnover, operating income, total shareholder return, return on equity and pre-tax and pre-interest expense return on average invested capital, each of which may be expressed on a current measure, a growth rate or relative to a designated peer group or index of comparable companies, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, Affiliate or individual performance.

        (z)  “Performance Units” means an Award made pursuant to Section 11.

        (aa)  “Plan” means this Tennant Company 2007 Stock Incentive Plan, as may be amended and in effect from time to time.

(bb)  “Restricted Stock” means Stock granted under Section 7 so long as such Stock remains subject to one or more restrictions.

(cc)  “Retirement” means termination of employment, other than for Cause, on or after age 55, provided the Employee has been employed by the Company and/or one or more Affiliates for at least ten years, or termination of employment on or after age 62.

(dd)  “Section 16” or “Section 16(b)” means Section 16 or Section 16(b), respectively, of the Exchange Act or any successor statute and the rules and regulations promulgated thereunder as in effect and as amended from time to time.

(ee)  “Share” means a share of Stock.

(ff)  “Stock” means the common stock, par value $0.375 per share, of the Company.

(gg)  “Stock Appreciation Right” means a right, the value of which is determined in relation to the appreciation in value of Shares pursuant to an Award granted under Section 10.

(hh)  “Subsidiary” means a “subsidiary corporation,” as that term is defined in Code Section 424(f) or any successor provision.

(ii)  “Successor” with respect to a Participant means the legal representative of an incompetent Participant, and if the Participant is deceased, the estate of the Participant or the person or persons who may, by bequest or inheritance, or pursuant to the terms of an Award, acquire the right to exercise an Option or Stock Appreciation Right or to receive cash and/or Shares issuable in satisfaction of an Award in the event of the Participant’s death.

(jj)  “Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions or terms and conditions placed on Restricted Stock or any other Award are in effect.

(kk)  “Transferee” means any “family member” (as defined by the general instructions to Form S-8 under the Securities Act of 1933) of the Participant.

2.2   Gender and Number.    Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.   Administration and Indemnification.

3.1   Administration.

        (a)  The Committee shall administer the Plan. The Committee shall have exclusive power to (i) make Awards, (ii) determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award consistent with the Plan, and (iii) determine whether, to what extent and under what circumstances, Awards may be settled, paid or exercised in cash, Shares or other Awards, or other property, or canceled, forfeited or suspended. Each Award shall be subject to an Agreement authorized by the Committee. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee.

        (b)  Solely for purposes of determining and administering Awards to Participants who are not Insiders, the Committee may delegate all or any portion of its authority under the Plan to one or more persons who are not Non-Employee Directors.

        (c)  To the extent within its discretion and subject to Sections 15 and 16, the Committee may amend the terms and conditions of any outstanding Award.

        (d)  It is the intent that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3, except in such instances as the Committee, in its discretion, may so provide.

If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 3.1(d), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applicable to Insiders to the extent permitted by law and in the manner deemed advisable by the Committee.

        (e)  The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein. Consistent with its terms, the Committee shall have the power to establish, amend or waive regulations to administer the Plan. In carrying out any of its responsibilities, the Committee shall have discretionary authority to construe the terms of the Plan and any Award or Agreement made under the Plan.

3.2   Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.   Shares Available Under the Plan.

        (a)  The number of Shares available for distribution under the Plan shall not exceed 1,500,000 (subject to adjustment pursuant to Section 16). Any Shares made subject to Awards of Options or Stock Appreciation Rights shall be counted against this number as one (1) Share for every one (1) Share granted. Any shares of Common Stock granted as an Award other than Options or Stock Appreciation Rights shall be counted against this number as two and two tenths (2.2) Shares for every one (1) Share granted. The Shares issued under the Plan may come from authorized and unissued shares or shares purchased in the open market.

        (b)  Any Shares subject to the terms and conditions of an Award under the Plan that are not used because the terms and conditions of the Award are not met may again be used for an Award under the Plan; provided however, that the gross number of Shares with respect to which a Stock Appreciation Right has been exercised may not again be awarded under the Plan if such exercise has been settled in Shares.

        (c)  Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Award, or any Award settled in cash in lieu of Shares shall be available for further Awards.

        (d)  For the purposes of computing the total number of Shares granted under the Plan, the following rules shall apply to Awards payable in Shares where appropriate:

        (i)  each Award shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Award;

        (ii)  an Award payable in some other security shall be deemed to be equal to the number of Shares to which it relates;

        (iii)  where the number of Shares available under the Award is variable on the date it is granted, the number of Shares shall be deemed to be the maximum number of Shares that could be received under that particular Award until the Award is settled; and

        (iv)  where two or more types of Awards (all of which are payable in Shares) are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, each such joint Award shall be deemed to be the equivalent of the maximum number of Shares available under the largest single Award.

        (e)  Notwithstanding anything to the contrary contained herein, (i) Shares tendered in payment of an Option shall not be added to the total number of Shares available for grant under the Plan, (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be added to the total number of Shares available for grant under the Plan, (iii) Shares that are repurchased by the Company with Option proceeds shall not be added to the total number of Shares available for grant under the Plan and (iv) all Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued under the Plan.

        (f)  No fractional Shares may be issued under the Plan; however, cash shall be paid in lieu of any fractional Share in settlement of an Award.

        (g)  The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options shall be 1,500,000 (subject to adjustment pursuant to Section 16).

5.   Eligibility.    Participation in the Plan shall be limited to (i) Employees, (ii) individuals who are not Employees but who provide services to the Company or an Affiliate, including services provided in the capacity of a consultant, advisor or director, such as a Non-Employee Director and (iii) any individual the Company desires to induce to become an Employee or Non-Employee Director, provided that any such grant shall be contingent upon such individual becoming an Employee or Non-Employee Director, as the case may be. The granting of Awards is solely at the discretion of the Committee, except that Incentive Stock Options may only be granted to Employees. References herein to “employed,” “employment” or similar terms (except “Employee”) shall include the providing of services in any capacity or as a director. Neither the transfer of employment of a Participant between any of the Company or its Affiliates, nor a leave of absence granted to such Participant and approved by the Committee, nor any change in status from an Employee to a consultant of the Company shall be deemed a termination of employment for purposes of the Plan.

6.   General Terms of Awards.

6.1   Amount of Award.    Each Award shall be evidenced by a written or electronic Agreement setting forth the terms and conditions that apply to such Award. Each Agreement shall set forth the number of Shares of Restricted Stock, Stock or Performance Units subject to the Agreement, or the number of Shares to which the Option subject to the Agreement applies or with respect to which payment upon the exercise of the Stock Appreciation Right subject to the Agreement is to be determined, as the case may be, together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee acting in its sole discretion, which may include conditions on vesting, exercisability, lapsing of restrictions or payment that are tied to Performance Measures.

6.2   Vesting and Term.    Each Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the Term of the Award and any applicable Performance Period, but in no event shall the Term of an Award be longer than ten years after the date of grant. The Committee may provide for such vesting conditions as the Committee, in its sole discretion, may determine, provided that (i) no Award of Options or Stock Appreciation Rights may vest in full earlier than three years from the date of grant, (ii) the restrictions or conditions on an Award of Restricted Stock may not lapse in their entirety earlier than three years from the date of grant and (iii) the Performance Cycle of a Performance Unit or other Award subject to Performance Measures may not be shorter than one year, except, in each of clauses (i) – (iii) above, in the case of (a) a shorter vesting period specifically approved by the Committee to attract a key executive to join the Company, (b) upon a Change of Control if so provided by the Committee, (c) death, Disability or

Retirement as provided in Section 6.4 or as otherwise provided by the Committee, (d) restricted stock issued in exchange for other compensation as approved by the Committee, (e) a substitute Award granted pursuant to Section 19, and (f) Awards issued to Non-Employee Directors. Acceleration of the vesting or exercisability of the Award, upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include, without limitation, acceleration in the event of the Participant’s death, Disability or Retirement or the occurrence of a Change of Control or a Fundamental Change. Acceleration of the Performance Period of Performance Units shall be subject to Section 11.2.

6.3   Transferability.    Except as provided in this Section, during the lifetime of a Participant to whom an Award is granted, only that Participant (or that Participant’s Successor) may exercise an Option or Stock Appreciation Right, or receive payment with respect to Performance Units or any other Award. No Award may be sold, assigned, transferred, exchanged or otherwise encumbered other than to a Successor in the event of a Participant’s death or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder; any attempted transfer in violation of this Section 6.3 shall be of no effect. Notwithstanding the immediately preceding sentence, the Committee, in an Agreement or otherwise at its discretion, may provide that the Award (other than Incentive Stock Options) may be transferable, to the extent permitted by law, to a Transferee if the Participant does not receive any consideration for the transfer. Any Award held by a Transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof to the Transferee. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death, Disability or termination of employment of a Participant the references to “Participant” shall mean the original grantee of an Award and not any Transferee.

6.4   Termination of Employment.    Except as otherwise determined by the Committee or provided by the Committee in an Agreement, in case of a Participant’s termination of employment with the Company and all of its Affiliates, the following provisions shall apply:

        (a)  Options and Stock Appreciation Rights

        (i)  Death or Disability.   If a Participant who has been granted an Option or Stock Appreciation Rights shall die or if a Participant’s employment terminates because of Disability before such Option or Stock Appreciation Rights have expired, the Option or Stock Appreciation Rights shall become exercisable in full, and may be exercised by the Participant’s Successor at any time, or from time to time, within one year after the date of the Participant’s death or termination or employment due to Disability.

        (ii)  Retirement.   If a Participant’s employment terminates because of Retirement, the Option or Stock Appreciation Rights shall become exercisable in full, and the Participant may exercise his or her Options or Stock Appreciation Rights at any time, or from time to time, within three months after the date of such termination if such termination results from the Participant’s Retirement; provided that if the Participant has provided the Company with six months prior written notice of the Participant’s intention to Retire, and if there are no special payments made by the Company as a retirement incentive or inducement, then the Options or Stock Appreciation Rights may be exercised at any time within five years after the Participant’s employment by the Company terminates due to Retirement.

        (iii)  Cause.   If a Participant’s employment is terminated for Cause, the Award shall terminate immediately upon such termination for Cause.

        (iv)  Reasons other than Death, Disability, Retirement or Cause.   If a Participant’s employment terminates for any reason other than death, Disability, Retirement or Cause, the unexercisable portion of any Award held by such Participant shall terminate at the date of termination of employment and any portion of such Award that was exercisable immediately prior to such termination shall remain exercisable for three months after termination of the Participant’s employment. If the Participant is a Non-Employee Director, the Option or Stock Appreciation Right shall remain exercisable until the expiration of the Term after such Non-Employee Director ceases to be a director of the Company but, unless otherwise provided in the Agreement, only to the extent that such Option or Stock Appreciation Right was exercisable immediately prior to such Non-Employee Director ceasing to be a director.

        (v)  Notwithstanding the foregoing Sections 6.4(a)(i), (ii), (iii) and (iv), in no event shall an Option or a Stock Appreciation Right be exercisable after the expiration of the Term of such Award. Any Option or Stock Appreciation Right that is not exercised within the periods set forth in Sections 6.4 (i), (ii), (iii) and (iv), except as otherwise provided by the Committee in the applicable Agreement, shall terminate as of the end of the periods described in such Sections.

        (b)  Performance Units.   If a Participant’s employment with the Company or any of its Affiliates terminates during a Performance Period because of death, Disability or Retirement, or under other circumstances provided by the Committee in its discretion in the applicable Agreement or otherwise, the Participant shall be entitled to a payment of Performance Units at the end of the Performance Period based upon the extent to which achievement of Performance Measures was satisfied at the end of such period (as determined at the end of the Performance Period) and prorated for the portion of the Performance Period during which the Participant was employed by the Company or any Affiliate. Except as provided in this Section 6.4(b) or in the applicable Agreement, if a Participant’s employment terminates with the Company and all of its Affiliates during a Performance Period, then such Participant shall not be entitled to any payment with respect to that Performance Period.

        (c)  Restricted Stock Awards.   In case of a Participant’s death, Disability or Retirement, the Participant shall be entitled to receive a number of Shares of Restricted Stock under outstanding Awards that has been prorated for the portion of the Term of the Awards during which the Participant was employed by the Company and its Affiliates, and, with respect to such Shares, all restrictions shall lapse. Any Shares of Restricted Stock as to which restrictions do not lapse under the preceding sentence shall terminate at the date of the Participant’s termination of employment and such Shares of Restricted Stock shall be forfeited to the Company.

6.5   Rights as Shareholder.    Each Agreement shall provide that a Participant shall have no rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Stock, if any, to which the Award relates.

6.6   Performance-Based Awards.    Any Award may be granted as a performance-based Award if the Committee establishes one or more Performance Measures upon which vesting, the lapse of restrictions or settlement in cash or Shares is contingent. With respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish and administer Performance Measures in the manner described in Section 162(m) of the Code and the then current regulations of the Secretary of the Treasury.

7.   Restricted Stock Awards.

        (a)  An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the lapse or waiver of any such restrictions or conditions based on such factors or criteria as the Committee, in its sole discretion, may determine.

        (b)  Except as otherwise provided in the applicable Agreement, the Shares subject to the Award of Restricted Stock shall be issued in the name of the Participant and each Stock certificate issued with respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or the Stock certificate or book-entry shall bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement.

        (c)  Upon the lapse of the restrictions and conditions, unrestricted Shares shall be issued to the Participant or a Successor or Transferee.

        (d)  A Participant or a Transferee with a Restricted Stock Award shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

8.   Other Awards.    The Committee may from time to time grant Stock and other Awards under the Plan including, without limitation, those Awards pursuant to which Shares are or may in the future be acquired, Awards denominated in Stock units, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of the Plan. The Committee may, at its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

9.   Stock Options.

9.1   Terms of All Options.

        (a)  An Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Agreement, but shall not be less than the Fair Market Value of a Share as of the date the Option is granted (except as provided in Section 19).

        (b)  The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law, the Agreement may permit a Participant to simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the Shares. The purchase price may be paid in cash or, if the Committee so permits, through a reduction of the number of Shares delivered to the Participant upon exercise of the Option or delivery or tender to the Company of Shares (by actual delivery or attestation) held by such Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option), or a combination thereof, unless otherwise provided in the Agreement, provided that no fractional Shares will be issued or accepted. A Participant exercising an Option shall not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company.

        (c)  Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after the expiration of its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated.

        (d)  No Participant may receive any combination of Options and Stock Appreciation Rights relating to more than 50,000 Shares in the aggregate pursuant to Awards in any year under this Plan.

9.2   Incentive Stock Options.    In addition to the other terms and conditions applicable to all Options:

        (a)  the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under the Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option, and to the extent an Option or Options granted to a Participant exceed this limit the Option or Options shall be treated as a Non-Statutory Stock Option;

        (b)  an Incentive Stock Option shall not be exercisable more than 10 years after the date of grant (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option;

        (c)  an Incentive Stock Option shall not be exercisable more than one year after termination of the Participant’s employment with the Company and its Affiliates if the Participant’s employment with the Company and its Affiliates terminates because of the Participant’s death or Disability or more than three months after termination of the Participant’s employment if the Participant’s employment terminates for any reason other than death or Disability;

        (d)  the Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify this Option as an Incentive Stock Option; and

        (e)  notwithstanding any other provision of the Plan to the contrary, no Participant may receive an Incentive Stock Option under the Plan if, at the time the Award is granted, the Participant owns (after application of the rules contained in Code Section 424(d), or its successor provision), Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the date of grant and (ii) that Option is not exercisable after the date five years from the date that Incentive Stock Option is granted.

10.   Stock Appreciation Rights.    An Award of a Stock Appreciation Right shall entitle the Participant (or a Successor or Transferee), subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price that shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right. A Stock Appreciation Right may be granted in connection with part or all of, in addition to, or completely independent of an Option or any other Award under the Plan. If issued in connection with a previously or contemporaneously granted Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels a pro rata portion of the Option with which it is connected and vice versa. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Agreement. No Stock Appreciation Right shall be exercisable at any time after the expiration of its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant or a Successor or Transferee shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right. No Participant may receive any combination of Options and Stock Appreciation Rights relating to more than 50,000 Shares in the aggregate pursuant to Awards in any year under this Plan.

11.   Performance Units.

11.1   Initial Award.

        (a)  An Award of Performance Units under the Plan shall entitle the Participant or a Successor or Transferee to future payments of cash, Shares, DSUs or a combination thereof, as determined by the Committee, based upon the achievement of specified levels of one or more Performance Measures. The Agreement may establish that a portion of a Participant’s Award will be paid for performance that exceeds the minimum target but falls below the maximum target applicable to the Award. The Agreement shall also provide for the timing of the payment.

        (b)  Following the conclusion or acceleration of each Performance Period, the Committee shall determine the extent to which (i) Performance Measures have been attained, (ii) any other terms and conditions with respect to an Award relating to the Performance Period have been satisfied and (iii) payment is due with respect to an Award of Performance Units.

        (c)  No Participant may receive Performance Units (or Shares, cash or DSUs in payment therefor) relating to more than 100,000 Shares pursuant to Awards of Performance Shares in any year under this Plan.

11.2   Acceleration and Adjustment.    The Agreement may permit an acceleration of the Performance Period and an adjustment of Performance Measures and payments with respect to some or all of the Performance Units awarded to a Participant, upon the occurrence of certain events, which may, but need not include, without limitation, a Change of Control, a Fundamental Change, a recapitalization, a change in the accounting practices of the Company, a change in the Participant’s title or employment responsibilities, the Participant’s death, Disability or Retirement or, with respect to payments in Shares with respect to Performance Units, a reclassification, stock dividend, stock split or stock combination as provided in Section 16. The Agreement also may provide for a limitation on the value of an Award of Performance Units that a Participant may receive.

12.   Effective Date and Duration of the Plan.

12.1   Effective Date.    The Plan shall become effective on the date the Plan is approved by the requisite vote of shareholders at the 2007 Annual Meeting of Shareholders or any adjournment thereof.

12.2   Duration of the Plan.    The Plan shall remain in effect until all Stock subject to it shall be distributed, all Awards have expired or lapsed, the Plan is terminated pursuant to Section 15, or the tenth anniversary of the date of shareholder approval of the Plan, whichever occurs first (the “Termination Date”); provided, however, that Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which the Award is made or granted, unless the approval specifies an alternative grant date that is later than the date and time of approval.

13.   Plan Does Not Affect Employment Status.

        (a)  Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to that eligible Employee or to eligible Employees generally.

        (b)  Nothing in the Plan or in any Agreement or related documents shall confer upon any Employee or Participant any right to continue in the employment of the Company or any Affiliate or constitute any contract of employment or affect any right that the Company or any Affiliate may have to change such person’s compensation, other benefits, job responsibilities, or title, or to terminate the employment of such person with or without cause.

14.   Tax Withholding.    The Company shall have the right to withhold from any cash payment under the Plan to a Participant or other person (including a Successor or a Transferee) an amount sufficient to cover any required withholding taxes. The Company shall have the right to require a Participant or other person receiving Shares under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15.   Amendment, Modification and Termination of the Plan and Agreements.

        (a)  Except as limited in (b) below, (i) the Board may at any time and from time to time terminate, suspend or modify the Plan and (ii) the Committee may at any time alter or amend any or all Agreements under the Plan to the extent permitted by law. Notwithstanding the foregoing, the Company shall submit any amendment of the Plan for shareholder approval if the rules of the New York Stock Exchange or other applicable laws or regulations require shareholder approval of such amendment.

        (b)  No termination, suspension, or modification of the Plan will materially and adversely affect any right acquired by any Participant or Successor or Transferee under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Sections 11.2 or 16 does not adversely affect these rights. Except as provided in Section 16, in no event may any Option or Stock Appreciation Right granted under the Plan be amended to decrease the exercise price or strike price thereof, as the case may be, or be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or strike price, as the case may be, or otherwise be subject to any action that would be treated, for accounting purposes or under the rules of the New York Stock Exchange, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation or action is approved by the Company’s shareholders in accordance with the rules of the New York Stock Exchange.

16.   Adjustment for Changes in Capitalization.    In the event of any equity restructuring (within the meaning of Statement of Financial Accounting Standards No. 123 (revised 2004), referred to as “FAS 123R”) that causes the per Share value of Shares to change, such as a stock dividend or stock split, the Committee shall cause there to be made an equitable adjustment to the number and kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards (including but not limited to the number and kind of Shares to which such Awards are subject, and the exercise or strike price of such Awards) to the extent such other Awards would not otherwise automatically adjust in the equity restructuring; provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such Incentive Stock Options to violate Section 422(b) of the Code or any successor provision; provided further, that no such adjustment shall be authorized under this Section to the extent that such adjustment would cause an Award to be subject to adverse tax consequences under Section 409A of the Code. In the event of any other change in corporate capitalization, which may include a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FAS 123R, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.  In no event shall an outstanding Award be amended for the sole purpose of decreasing the exercise or strike price thereof, except in accordance with Section 15(b) of the Plan.

17.   Fundamental Change.    In the event of a proposed Fundamental Change, the Committee may, but shall not be obligated to:

        (a)  if the Fundamental Change is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of the outstanding Options and Stock Appreciation Rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation; or

        (b)  at least ten days before the occurrence of the Fundamental Change, declare, and provide written notice to each holder of an Option or Stock Appreciation Right of the declaration, that each outstanding Option and Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately before the occurrence of the Fundamental Change in exchange for payment to each holder of an Option or Stock Appreciation Right, within ten days after the Fundamental Change, of cash equal to (i) for each Share covered by the canceled Option, the amount, if any, by which the Fair Market

Value (as defined in this Section) per Share exceeds the exercise price per Share covered by such Option or (ii) for each Stock Appreciation Right, the price determined pursuant to Section 10, except that Fair Market Value of the Shares as of the date of exercise of the Stock Appreciation Right, as used in clause (i) of Section 10, shall be deemed to mean Fair Market Value for each Share with respect to which the Stock Appreciation Right is determined in the manner hereinafter referred to in this Section. At the time of the declaration provided for in the immediately preceding sentence, each Stock Appreciation Right and each Option shall immediately become exercisable in full and each person holding an Option or a Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option or Stock Appreciation Right, to exercise the Option as to all or any part of the Shares covered thereby or the Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to Section 17(b), each outstanding Option and Stock Appreciation Right granted pursuant to the Plan that shall not have been exercised before the Fundamental Change shall be canceled at the time of, or immediately before, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option or a Stock Appreciation Right shall be entitled to the payment provided for in this Section 17(b) if such Option or Stock Appreciation Right shall have terminated, expired or been cancelled. For purposes of this Section only, “Fair Market Value” per Share means the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.

18.   Dividends and Dividend Equivalents.    An Award may, if so determined by the Committee, provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

19.   Corporate Mergers, Acquisitions, Etc.    The Committee may also grant Options, Stock Appreciation Rights, Restricted Stock or other Awards under the Plan in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock or other award granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a Subsidiary is a party. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan to the extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

20.   Unfunded Plan.    The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor or Transferee. To the extent any person acquires a right to receive an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

21.   Limits of Liability.

        (a)  Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

        (b)  Except as may be required by law, neither the Company nor any member of the Board of Directors or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3.1(b) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

22.   Compliance with Applicable Legal Requirements.    No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at the time, be listed.

23.   Deferrals and Settlements.    The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

24.   Other Benefit and Compensation Programs.    Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

25.   Beneficiary Upon Participant’s Death.    To the extent that the transfer of a Participant’s Award at death is permitted by this Plan or under an Agreement, (i) a Participant’s Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

26.   Requirements of Law.

        (a)  To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

        (b)  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not effect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Printed in the USA on recycled paper containing 30% post-consumer waste.

TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS 10:30 a.m. Thursday, May 3, 2007 Golden Valley Country Club 7001 Golden Valley Road Golden Valley, MN 55427

Driving Directions:

FROM THE WEST:

Highway 55 East to Winnetka Avenue (stoplight). Left on Winnetka to Golden Valley Road. Right on Golden Valley Road for approximately one mile. Entrance to clubhouse on the right, just after the railroad track.

FROM THE EAST:

Interstate 394 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

FROM THE SOUTH:

Interstate 494 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

FROM THE NORTH:

Highway 100 South to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

TENNANT COMPANY 701 North Lilac Drive P.O. Box 1452 Minneapolis, MN 55440	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Heidi M. Hoard and Thomas Paulson, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or either of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the “Company”) held of record by the undersigned on March 5, 2007, at the Annual Meeting of Shareholders to be held on May 3, 2007, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Furthermore, if I am a participant in the Tennant Company Profit Sharing and Employee Stock Ownership Plan (the “Plan”), I hereby instruct Vanguard Fiduciary Trust Company, as Trustee of the Plan, to “vote,” in the manner specified in the Plan, at the Annual Meeting of Shareholders, and at any adjournment thereof, all shares of Common Stock of the Company held in the Plan with respect to which I have authority to direct voting.

I understand that the Trustee will vote, in accordance with my instructions, the shares of the Company’s Common Stock allocated to my account under the Plan. The Trustee is hereby instructed to vote as indicated herein on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated March 15, 2007.

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS GIVEN TO THE TRUSTEE BY 5:00 P.M. (EST) ON MAY 2, 2007, I UNDERSTAND THAT THE TRUSTEE WILL VOTE MY SHARES IN THE SAME PROPORTION AS THE SHARES OF ALL PARTICIPANTS WHO GAVE DIRECTIONS.

The undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named Proxies and, if applicable, the Trustee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 2, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/tnc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 2, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Tennant Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

1.	TO ELECT DIRECTORS:	01 William F. Austen 02 James T. Hale 03 H. Chris Killingstad 04 Pamela K. Knous	☐	FOR all nominees (except as marked)	☐	WITHHOLD AUTHORITY To vote for all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

If elected, Mr. Austen, Mr. Hale, Mr. Killingstad and Ms. Knous will serve for a term of three years.

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent registered public accounting firm of the Company	☐	For	☐	Against	☐	Abstain

3.	TO APPROVE THE 2007 STOCK INCENTIVE PLAN.	☐	For	☐	Against	☐	Abstain

4.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	For	☐	Against	☐	Abstain

Address Change? Mark Box ☐ Indicate changes below:	Date	, 2007

Signature(s) in Box Please sign exactly as name appears to the left.